UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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Lumber Liquidators Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 24, 2017

To Our Stockholders:

The Annual Meeting of the Stockholders (the “Annual Meeting”) of Lumber Liquidators Holdings, Inc. will be held on Wednesday, May 24, 2017, at 10:00 a.m., at the Hilton Garden Inn Williamsburg, 1624 Richmond Road, Williamsburg, Virginia, for the following purposes:

1.	To elect three directors, Dennis R. Knowles, David A. Levin, and Martin F. Roper to hold office until the 2020 Annual Meeting of Stockholders and until their successors are elected and qualified (Proposal One);
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal Two);
3.	To approve a non-binding advisory resolution approving the compensation of our named executive officers (Proposal Three);
4.	To provide a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding advisory stockholder vote to approve the compensation of our named executive officers (Proposal Four); and
5.	To consider and act upon any other business which may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 27, 2017 are entitled to notice of, and to vote at, the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Whether or not you plan to attend the Annual Meeting, your vote is very important. Please vote. There are four ways that you can cast your vote — by Internet, by telephone, by mail or in person at the Annual Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Any stockholder who later finds that he or she can be present at the Annual Meeting, or for any reason desires to do so, may revoke his or her proxy at any time before it is voted.

By order of the Board of Directors,

/s/ Jill Witter

Jill Witter
Secretary

Toano, Virginia
April 12, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2017.

The proxy statement and the 2016 Annual Report to Stockholders on Form 10-K are available at www.investors.lumberliquidators.com/proxy.

i

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lumber Liquidators Holdings, Inc. (the “Company,” “us” or “we”) for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 24, 2017, at the time and place set forth in the notice of the meeting, and at any adjournments or postponements thereof.

We are providing access to our proxy materials, including this Proxy Statement, our annual report on Form 10-K and an electronic form of proxy card, primarily over the Internet rather than mailing paper copies of those materials to each stockholders. On or about April 12, 2017, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides website and other information for the purpose of accessing our proxy materials. You may access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials through the Internet or to request a printed or electronic copy may be found in the Notice.

Stockholders may vote in any of the following four ways — by Internet, by telephone, in person at the Annual Meeting or, if you requested printed copies of the proxy materials, by signing, dating and mailing the proxy card you receive in the envelope provided.

A properly executed proxy will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted for the director nominees listed in Proposal One, in favor of Proposals Two and Three, and for an annual vote under Proposal Four. In addition, if other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Board does not presently know of any other such business.

Any person has the power to revoke a proxy by submitting a subsequent vote using any of the methods described above, by voting in person at the Annual Meeting, or by giving written notice of revocation to our corporate secretary at any time before the proxy is exercised. Your latest proxy card, telephone vote or Internet proxy with respect to the same shares is the one that will be counted. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record holder.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is present either in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld for director nominees will count as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.

If you own your shares of common stock in street name, which means that your shares are registered in the name of your bank, broker or its nominee, your shares of common stock may be voted even if you do not provide your bank, broker or other nominee with voting instructions. Under the rules of the New York Stock Exchange (“NYSE”), your bank, broker or other nominee may vote your shares of common stock in its discretion on “routine” matters. However, NYSE rules do not permit your bank, broker or other nominee to vote your shares of common stock on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares of common stock on that proposal. It is called a “broker non-vote” when a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter.

Please note in the absence of your specific instructions as to how to vote, your bank, broker or other nominee may not vote your shares with respect to (1) the election of the director nominees, (2) the non-binding proposal regarding the approval of the compensation of our named executive officers; or (3) the non-binding proposal regarding the non-binding vote as to the frequency of the non-binding stockholder vote regarding the approval of the compensation of our named executive officers. Under NYSE rules, these matters are not considered routine matters. Based on NYSE rules, we believe that the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Therefore, if you are a stockholder whose shares of common stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares FOR the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm.

With respect to the election of directors, votes may be cast in favor or withheld. If a quorum is present, such election will be decided by plurality vote of the votes cast at the Annual Meeting, either in person or by proxy; provided, however, that any director so elected that does not receive an affirmative vote of the majority of the votes cast by shares entitled to vote in the election shall submit his/her resignation to the Board. The Board is not legally obligated to accept such resignation and can take other factors into consideration, including but not limited to, the individual’s history on the Board, relevant outside work experience, knowledge of industry, and knowledge of regulatory requirements, and choose to retain the director if the director otherwise received the highest number of shares voted. Therefore, abstentions, broker non-votes or withheld shares will have no effect on the outcome of the election of directors. Brokers may not vote on the election of directors without instructions from the beneficial owners of the shares. Subject to the limitation set forth above, the three nominees for Class II director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected.

For approval of the ratification of auditors and the advisory vote on executive compensation, votes may be cast for or against, or you may abstain from voting. If a quorum is present, the votes cast at the Annual Meeting for each of these proposals, either in person or by proxy, must exceed the votes cast against the action for approval. Abstentions and broker non-votes will have no effect on the outcome of such proposals. Regarding the advisory vote on the frequency of the advisory votes on executive compensation, votes may be cast for a frequency of one year, two years or three years, or you may abstain from voting. The frequency receiving the highest number of votes cast will be the voting frequency that stockholders advise. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the votes.

Our inspector of elections will tabulate the votes cast by each proxy and in person at the Annual Meeting.

We will bear the cost of the solicitation. In addition to mailing this material to stockholders, we have asked banks and brokers to forward copies to persons for whom they hold our stock and request authority for execution of the proxies. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Our officers and regular employees, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Our principal executive offices are located at 3000 John Deere Road, Toano, Virginia 23168, telephone number (757) 259-4280.

Record Date and Voting Securities

Only stockholders of record at the close of business on March 27, 2017 are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 28,382,827 shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one (1) vote on each matter.

Directions to Annual Meeting

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (757) 566-7512. If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present proof of your beneficial ownership of our common stock, such as a recent bank or brokerage statement, for admission to the Annual Meeting.

ELECTION OF DIRECTORS

The Board is currently fixed by resolution of the Board at eight members divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The term of office of our Class II directors will end at this year’s Annual Meeting of Stockholders. Our Class I directors’ terms will end at the Annual Meeting of Stockholders in 2019. Our Class III directors’ terms will end at the Annual Meeting of Stockholders in 2018. Each director serves a three-year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement or removal from office. During 2016, certain vacancies occurred on our Board. In addition, Peter B. Robinson is not standing for re-election to the Board. Furthermore, during 2016, the Company agreed, in connection with the previously-announced definitive settlement agreement, dated July 18, 2016, with the lead plaintiff in the consolidated derivative action, In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation (the “Derivative Litigation”), to appoint a candidate to a full term of the Board, which candidate would be selected using an agreed upon process. In order to facilitate the adherence to the terms of the Derivative Litigation settlement, the nominees set forth in this Proxy Statement have been nominated as Class II directors with a three-year term expiring in 2020 (Proposal One). In addition, there is currently a vacancy on the Board related to the Class I directors with a three-year term expiring in 2019. The Board is continuing its search for a qualified candidate to fill the Class I director vacancy.

The following pages set forth information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting including certain experiences, qualifications, attributes and/or skills that led the Board to conclude that each of them should serve as a director.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Should all the nominees be elected to our Board, the director classes after the 2017 Annual Meeting of Stockholders will be as follows:

Class III Terms expiring at 2018 annual meeting	Class I Terms expiring at 2019 annual meeting	Class II Terms expiring at 2020 annual meeting
Douglas T. Moore Nancy M. Taylor Jimmie L. Wade	W. Stephen Cannon Vacancy	Dennis R. Knowles David A. Levin Martin F. Roper

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS

The Nominating and Corporate Governance Committee, in conjunction with the lead plaintiff of the Derivative Litigation identified and recommended David A. Levin to the Board as a mutually agreeable candidate. Accordingly, the Board, based on the aforesaid recommendations of the lead plaintiff in the Derivative Litigation and the Nominating and Corporate Governance Committee, has nominated Mr. Levin for election to the Board as a Class II director for a three-year term ending in 2020. Additionally, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Dennis R. Knowles and Martin F. Roper for re-election to the Board as Class II directors for three-year terms ending in 2020.

Nominees for Election for Terms Expiring in 2020 (Class II)

Dennis R. Knowles, 52, has been a director since December 2016. In connection with his assumption of the role as our president and chief executive officer, Mr. Knowles was recommended for election to the Board by the Nominating and Corporate Governance Committee. Mr. Knowles has served as our president and chief executive officer since November 2016, and has served as our chief operating officer since March 2016. Prior to assuming the position as our chief operating officer, Mr. Knowles served in various roles at Lowe’s Companies, Inc. from 2001 to 2015, most recently as chief store operations officer from 2012 to 2015 and as senior vice president of store operations and specialty sales from 2010 to 2012. Prior to 2001, Mr. Knowles served as a regional vice president with Payless Cashways.

As a member of our Board and our president, chief executive officer and chief operating officer, Mr. Knowles has experience with and knowledge of, among other things, our business plans, personnel, risks and financial results. Additionally, due to his significant prior retail experience as well as his more than 25 years of leadership experience in store and business operations, Mr. Knowles possesses business, financial and risk management expertise. His experience has also provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

David A. Levin, 65, has been President and Chief Executive Officer of Destination XL Group, Inc. (“DXLG”), and one of its directors, since April 2000. Mr. Levin has been instrumental in transforming DXLG from a company which exclusively operated Levi Strauss & Co. branded apparel to the largest specialty retailer of big & tall men’s apparel. From 1999 to 2000, he served as the executive vice president of eOutlet.com. Mr. Levin was president of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that Mr. Levin was president of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also president of Prestige Fragrance & cosmetics, a division of Revlon, Inc., from 1991 to 1995. He also served on the board of directors of Christopher & Banks Corporation, a specialty women’s apparel retailer, from June 2012 until June 2016. Levin received a B.A. from the University of Iowa.

Mr. Levin brings to the Board more than 30 years of retail experience and extensive experience as the president and chief executive officer of a public retail company. Mr. Levin has developed wide-ranging business and leadership skills in addition to significant experience in the areas of merchandising, marketing and operational issues. Further, he has experience serving on the boards of public companies.

Martin F. Roper, 54, has been a director since April 2006. Mr. Roper is the president and chief executive officer of The Boston Beer Company, Inc., where he has worked since 1994. Prior to assuming his current positions in January 2001, he had served as the president and chief operating officer of Boston Beer since December 1999. Mr. Roper has served on the board of directors of Boston Beer since 1999. He holds a B.A. in engineering and M.Eng. from Cambridge University and an M.B.A. from Harvard Business School.

As a director and chief executive officer of a publicly traded company, Mr. Roper has senior management, strategic development and financial skills. In addition, Mr. Roper possesses experience in public relations, consumer marketing, investor relations, product development and risk management. Mr. Roper has served on our Board for approximately eleven years and has been Chairman of the Compensation Committee and a member of the Audit Committee since our IPO. His experience as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

The Board of Directors recommends a vote FOR the
election of Messrs. Knowles, Levin and Roper.

Incumbent Director Whose Term Expires in 2019 (Class I)

W. Stephen Cannon, 65, has been a director since March 2016. Mr. Cannon joined Constantine Cannon LLP, a law firm, in 2005 as the managing partner of Constantine Cannon LLP’s Washington D.C. office and has been chairperson of the firm since 2007. From 1994 to 2005, Mr. Cannon was the senior vice president, general counsel and secretary of Circuit City Stores, Inc., a retailer of consumer electronics, which, at the time, was publicly traded on the New York Stock Exchange. Prior to joining Circuit City, Mr. Cannon served as a partner at the law firm of Wunder, Diefenderfer, Ryan, Cannon and Thelen and spent ten years in government service, including positions at the U.S. Department of Justice and the U.S. Senate Committee on the Judiciary. During the past five years, Mr. Cannon served as a director of Crocs, Inc.

Mr. Cannon has demonstrated significant legal and business expertise through his role as general counsel of Circuit City, a public company with significant retail operations. This experience, among other things, assists the Board with its risk oversight. Mr. Cannon’s legal expertise also provides him with an understanding of various public company requirements, including corporate governance and SEC developments. He also has previous experience serving as a director of Crocs, Inc., a public company. Mr. Cannon has been a member of our Audit Committee and the Chairman of our Compliance and Regulatory Affairs Committee since May 2016.

Incumbent Directors Whose Terms Expire in 2018 (Class III)

Douglas T. Moore, 60, has been a director since April 2006. He currently serves as the president and chief executive officer of Med-Air Homecare, and principal of First Street Consulting, LLC, a retail consulting firm, where he has worked since June 2012. From February 2012 through June 2012, Mr. Moore served as the chief merchandising and marketing officer at hhgregg, Inc. From December 2010 through February 2012, Mr. Moore served as vice president operations for Safelite Group, a subsidiary of Belron, and as the principal of First Street Consulting, LLC. Prior to December 2010, Mr. Moore served as senior vice president, president — appliances for Sears Holdings Corporation. From 2007 to 2008, Mr. Moore served as senior vice president, hardlines — merchandising for Sears where he was the chief merchant for the appliance, lawn and garden, tools, home electronics and sporting goods businesses. Prior to joining Sears, Mr. Moore served for 17 years as a senior executive of Circuit City Stores, Inc., with his last position as executive vice president, chief merchandising officer. Circuit City filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in November 2008. Mr. Moore has also held operational and consumer marketing positions at AMF Bowling, Inc., A.H. Robins Company, Inc. and the Carnation Company. He received his undergraduate degree and M.B.A. from the University of Virginia.

Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. He has served on our Board for approximately eleven years and has been Chairman of our Nominating and Corporate Governance Committee since our IPO and a member of our Compliance and Regulatory and Affairs Committee since May 2016. Mr. Moore also served as a member of our Audit Committee from our IPO until May 2016. Through his service as a director, Mr. Moore has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Nancy M. Taylor, 57, has been a director since April 2014. Ms. Taylor is the former president and chief executive officer of Tredegar Corporation, serving in such roles from January 2010 to June 2015, and, during such time, was a member of Tredegar’s board of directors. Prior to such time, she was executive vice president of Tredegar responsible for corporate business development in addition to her role as president of Tredegar Film Products. Previously, she served in roles of increasing responsibility at Tredegar since she joined the company in 1991. Before joining Tredegar, she was an associate at the law firm of Hunton & Williams. Ms. Taylor received a B.A. from the College of the Holy Cross and a law degree from Catholic University of America.

Ms. Taylor has significant experience as a chief executive officer of a publicly traded international manufacturer. Through her experience, she has gained and developed extensive business, finance and leadership skills. Further, she possesses an understanding of strategic planning, risk assessment and international operations. In addition, she has experience serving as a director of a public company. Ms. Taylor has been a member of our Compensation Committee since May 2014 and a member of our Nominating and Corporate Governance Committee since January 2015. Additionally, Ms. Taylor was appointed Chairperson of our Board in November 2015. Through her service as a director, Ms. Taylor has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Jimmie L. Wade, 63, has been a director since September 2011. Mr. Wade served on the board of directors and finance committee of Advance Auto Parts, Inc. from September 2011 through May 2016. Mr. Wade joined Advance in February 1994 and served as president from October 1999 through May 2005 and from January 2009 until December 2011. He also held several other key senior executive roles with Advance at various times including executive vice president, from May 2005 to December 2008, and chief financial officer from March 2000 to August 2002. Before joining Advance, Mr. Wade worked for S.H. Heironimus, Inc., a regional department store, as vice president, finance and operations. Earlier in his career, Mr. Wade held positions with American Motor Inns, Inc. and KPMG LLP. He also serves on the board of directors of Tuesday Morning Corporation, a leading closeout retailer, as well as its audit committee and compensation committee. Mr. Wade holds a B.S. in accounting from Virginia Tech.

Mr. Wade has extensive experience as a senior executive and director of a leading publicly traded specialty retailer that has achieved significant growth during his tenure. Through his experience, he has gained and developed extensive business, finance, distribution, marketing and leadership skills. Further, he possesses an understanding of strategic business planning, risk assessment and store operations. Mr. Wade has served on our Board for more than five years and has been a member of our Audit Committee since November 2011 and has served as Chairman of our Audit Committee and our “audit committee financial expert” since November 2015. Mr. Wade also has served as a member of our Nominating and Corporate Governance Committee since May 2016. Through his service as a director, Mr. Wade has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Director Resignations and Directors Not Standing for Re-Election

Thomas D. Sullivan, 57, served as an employee director of the Company until his resignation from the Board as of December 31, 2016. In May, 2015, Mr. Sullivan assumed the position as acting chief executive officer and continued as an employee director following the appointment of John M. Presley as chief executive officer in November, 2015. On December 28, 2016, after concluding that it was appropriate to move Mr. Sullivan from an employee director to a non-employee director to more closely align with the go forward role that Mr. Sullivan would be performing for the Company, the Company eliminated Mr. Sullivan’s position as an employee of the Company effective as of December 31, 2016. Following that decision, Mr. Sullivan submitted his resignation as a director of the Company effective as of December 31, 2016, which the Board accepted. Mr. Sullivan founded the Company in 1994 when he identified the opportunity to sell surplus building materials at heavily discounted prices.

Peter B. Robinson, 68, has been a director since April 2010 and will not stand for re-election at this year’s Annual Meeting of Stockholders. Mr. Robinson served as an executive vice president of Burger King Corporation responsible for Burger King’s global marketing and strategy functions until his retirement in December 2010. Prior to assuming that role in December 2009, Mr. Robinson was an executive vice president and president of Burger King’s Europe, Middle East and Africa business segment. Before joining Burger King, Mr. Robinson worked for General Mills, Inc. as president of Pillsbury USA, and senior vice president of General Mills Inc. from 2001 to 2006. Earlier in his career, Mr. Robinson held positions of increasing responsibility at The Pillsbury Company, PepsiCo, Kraft General Foods, and Procter & Gamble, Ltd. UK. Mr. Robinson also served on the board of directors of First Niagara Financial Group, Inc. until it was acquired by Key Bank in July 2016. Mr. Robinson holds a B.A. in economics from Newcastle University. He also serves on the board of directors of First Niagara Financial Group, Inc. Mr. Robinson has been a member of our Compensation Committee since May 2010 and a member of our Compliance and Regulatory Affairs Committee since May 2016.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, our Corporate Governance Guidelines and the charters of the Audit, Compensation, Nominating and Corporate Governance, and Compliance and Regulatory Affairs Committees are available on our website, www.lumberliquidators.com, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Independence

The Board, in its business judgment, has affirmatively determined that the following six of its seven current members are independent from us, including under the independence standards contained in rules of the New York Stock Exchange (“NYSE”): W. Stephen Cannon, Douglas T. Moore, Peter B. Robinson, Martin F. Roper, Nancy M. Taylor and Jimmie L. Wade. Additionally, the Board, in its business judgment, has affirmatively determined that David A. Levin, the new nominee to serve on the Board, upon his election to the Board, will be independent from us, including under the independence standards contained in the rules of the NYSE. In reaching its conclusion regarding director independence, the Board considered whether we conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. Neither our non-management directors nor our new director-nominee had any transactions, arrangements or relationships with us, other than as directors and stockholders.

Board Leadership Structure — Independent Chairperson

In our history, the offices of chief executive officer and chairperson of the Board have been at times combined and at times separated, and, when separated, the chairperson has at times been a non-employee director and at other times an employee. Mr. Thomas D. Sullivan, our founder and former employee of the Company, served as chairperson from our inception until May 21, 2015, when he relinquished that role, while still remaining on the Board, and assumed the position as our acting chief executive officer. Mr. John M. Presley, who had served as our lead outside director since our IPO and was an independent director at the time, then became chairperson of our Board. On November 16, 2015, Mr. Presley was appointed chief executive officer of the Company and relinquished his role as chairperson while still remaining on the Board. Mr. Knowles was appointed chief executive officer effective on November 9, 2016, following the resignation of Mr. Presley. Ms. Taylor, who is an independent director, was appointed chairperson on November 16, 2015, and continues in that role. As described below, our Bylaws now require that we have a non-executive chairperson of the Board who is an independent director. We believe having separate Chief Executive Officer and chairperson of the Board positions is the most appropriate structure for our Company and our stockholders. We believe it is appropriate for Mr. Knowles to be able to focus his efforts on serving as our Chief Executive Officer while working closely with our chairperson of the Board, Ms. Taylor.

In addition to any other duties that may be prescribed to her by the Board, Ms. Taylor, as chairperson of our Board, is responsible for the following functions: (i) timing and agendas for Board meetings; (ii) nature, quantity and timing of information provided to the independent directors by our management; (iii) retention of counsel or consultants who report directly to the Board; (iv) implementation of corporate governance policies and procedures, including assisting the chairpersons of the various Board committees as requested; (v) receiving reports from the Nominating and Corporate Governance Committee regarding compliance with and implementation of corporate governance policies; (vi) evaluating, along with Compensation Committee, the performance of the Chief Executive Officer; and (vii) presiding at all meetings of the Board, including executive sessions of the non-management directors and the independent directors.

Pursuant to the terms of the Derivative Litigation, we amended our Bylaws in December 2016 to, among other things, require that we have a chairperson of the Board that is (i) not employed in an executive capacity and (ii) deemed independent as defined by the NYSE requirements. As set forth in our Bylaws, on an annual basis, the Board will elect one of its members to the office of Chairperson of the Board. In the event of the Chairperson’s temporary absence or incapacity, the Board will appoint, by resolution, another independent director to preside as chairperson at meetings of stockholders and of the Board. In the case of the Chairperson’s death or permanent inability to act, the Board will elect a Chairperson who is independent from among current directors or appoint a new director to serve as Chairperson, with any such appointment being subject to the provisions of our Certificate of Incorporation.

Committees of the Board

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and, effective as of May 2016, the Compliance and Regulatory Affairs Committee, each composed of directors the Board has affirmatively determined to be independent. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. The charters of all four standing committees are available at the investor relations page of our website at www.lumberliquidators.com and will be provided to any stockholder without charge upon the stockholder’s written request to our corporate secretary. Each year, committee and committee chair assignments are made at the Board meeting immediately following the Annual Meeting of Stockholders. The current composition of each committee is as follows:

Audit	Compensation
Jimmie L. Wade*	Martin F. Roper*
W. Stephen Cannon	Peter B. Robinson
Martin F. Roper	Nancy M. Taylor
Nominating and Corporate Governance	Compliance and Regulatory Affairs
Douglas T. Moore*	W. Stephen Cannon*
Nancy M. Taylor	Douglas T. Moore
Jimmie L. Wade	Peter B. Robinson

*	Indicates chairperson of the committee.

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our Certificate of Incorporation and Bylaws.

Audit Committee.  The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board to the stockholders relating to the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee approves procedures for the pre-approval of audit and non-audit services provided to us by any independent auditors. It is also responsible for establishing, publishing, and maintaining and overseeing our “whistleblower” procedures.

In addition to the current members, Mr. Moore served as a member of the Audit Committee until May 23, 2016, when the Board approved new membership for each committee. The Board, in its business judgment, has determined that all of the current members of the Audit Committee are, and each member who served on the Audit Committee during 2016 was during the period in which he served, independent, as determined in accordance with the rules of the NYSE and relevant federal securities laws and regulations. The Board also has determined that all of the Audit Committee members are financially literate as defined by the rules of the NYSE and that Mr. Wade qualifies as an audit committee financial expert as defined by regulations of the Securities and Exchange Commission (“SEC”).

With the exception of Mr. Wade, who serves on the audit committee of Tuesday Morning Corporation, no member of the Audit Committee served on any audit or similar committee of any other publicly held company in 2016.

Compensation Committee.  The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee may, in its discretion, engage outside consultants to assist in evaluating and determining appropriate compensation levels for our executives. The Compensation Committee has produced an annual report on executive compensation that is included in this Proxy Statement.

In addition to the current members, Macon F. Brock, Jr., who was not nominated for re-election at the 2016 Annual Meeting of Stockholders consistent with the requirements of the Company’s Corporate Governance Guidelines, served as a member of the Compensation Committee until May 23, 2016, when his term expired. The Board, in its business judgment, has determined that all of the current members of the Compensation Committee are, and each member who served on the Compensation Committee during 2016 was during the period in which he served, independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. Refer to the section titled “Executive Compensation” for additional information.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee assists the Board in implementing sound corporate governance principles and practices. The Nominating and Corporate Governance Committee also is charged with considering and recruiting individuals qualified to become Board members, conducting inquiries into the background, independence and qualifications of any candidates and recommending to the Board the director nominees. In performing these duties, the Nominating and Corporate Governance Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. It also reviews the qualifications and independence of the members of the Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board.

In addition to the current members, Mr. Brock served as a member of the Nominating and Corporate Governance Committee in 2016 until May 23, 2016 when his term expired. The Board, in its business judgment, has affirmatively determined that all of the current members of the Nominating and Corporate Governance Committee are, and each member who served on the Nominating and Corporate Governance Committee during 2016 was during the period in which he or she served, independent, as determined in accordance with the rules of the NYSE.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to serve on the Board. Stockholders may submit such recommendations to the Nominating and Corporate Governance Committee through the method set forth under “Communications to the Board.” In addition, in accordance with the Bylaws, any stockholder of record entitled to vote for the election of directors at a stockholder meeting may nominate persons for election to the Board, if such stockholder complies with the advance notice provisions of the Bylaws. Such a nomination must be sent to our corporate secretary and include, among other items, (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of capital stock of the Company which are owned of record and beneficially by each such nominee and any affiliates or associates of such nominee (if any); (iv) a description of any agreement, arrangement or understanding of the type described in Article II, Section 17, clause (B)(iv) or (B)(v) of the Bylaws, but as it relates to each such nominee rather than the proposing stockholder; (v) if any such nominee is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company, a detailed description of such agreement, arrangement or understanding and its terms or of any such compensation received; (vi) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and (vii) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected and a representation by the nominee to the effect that, if elected, the nominee will agree to and abide by all policies of the Board as may be in place at any time and from time to time. If the nomination is not timely and in proper form, the nominee will not be considered by the Nominating and Corporate Governance Committee. To be timely for the 2018 Annual Meeting, the nomination must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals” below. Nominees for director are selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:

• strength of character	• specific areas of expertise
• judgment	• understanding of our business
• skill	• principles of diversity
• education	• reputation
• business experience	• other personal attributes or special talents

Nominees must also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

In determining the composition of the Board, the Nominating and Corporate Governance Committee seeks to include a diverse and complimentary range of skills and experience among our directors. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee believes that the presence of differing viewpoints on the Board is a benefit to us. Accordingly, the Nominating and Corporate Governance Committee considers principles of diversity, which include, among other things, diversity in backgrounds, perspectives, expertise and qualifications, when assessing the Board as a whole, and individual director candidates. Additionally, when considering a director standing for re-election as a director nominee, in addition to the above attributes, the Nominating and Corporate Governance Committee considers such individual’s past contribution and future commitment to the Company. The Nominating and Corporate Governance Committee evaluates the totality of the attributes of each director nominee that it considers and does not have established minimum qualifications or attributes. After evaluating any potential director nominee, the Nominating and Corporate Governance Committee makes its recommendations to the full Board, and the Board then determines the director nominees for election. The evaluation process for prospective director nominees is the same for all director nominees, regardless of the source from which the nominee was first identified.

Compliance and Regulatory Affairs Committee.  The Compliance and Regulatory Affairs Committee has overall responsibility for assisting the Board in discharging its oversight of significant regulatory and compliance matters. The Compliance and Regulatory Affairs Committee may, in its discretion, engage outside consultants to advise the Compliance and Regulatory Affairs Committee. The Board, in its business judgment, has affirmatively determined that all of the members of the Compliance and Regulatory Affairs Committee are independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations.

Special Committee and Demand Review Committee.  In addition to the standing committees described above, in March 2015, a Special Committee of the Board (the “Special Committee”) was formed in March 2015. Currently, the Special Committee has oversight responsibilities for certain pending government investigations. The current members of the Special Committee are Ms. Taylor, who serves as the chairperson, Mr. Roper and Mr. Wade.

In June 2015, the Special Committee exercised its authority to create a three-person Demand Review Committee, which was tasked with investigating various derivative claims against certain current and former officers and directors of the Company which comprised the Derivative Litigation and making a recommendation to the Board as to whether it would be in the best interests of the Company to pursue any of those claims. The Demand Review Committee consisted of Ms. Taylor, who served as the chairperson, Mr. Roper and Mr. Wade. Following the resolution of the Derivative Litigation, the Board, upon recommendation of the Demand Review Committee and the Special Committee, determined the Demand Review Committee had fulfilled its obligations and the Demand Review Committee was dissolved.

Risk Management

We have developed and implemented processes designed to manage risk in our business. The Board’s role in risk management is primarily one of oversight with the day-to-day responsibility for risk management implemented by our management team. The Board regularly reviews information provided by management regarding our business strategy, financial position and operations, and considers associated risks. In addition, the Board executes its oversight role through presentations by management to the Board and through its committees which report regularly to the Board on their activities.

While the Board has principal oversight responsibility for enterprise risk management, the Audit Committee reviews management’s identification of the key risks that we face, including the main controls upon which we rely to mitigate those risks. In particular, the Audit Committee focuses on financial risk, including internal controls, and assesses our risk profile with our management and internal and external auditors. The internal control risk profile drives our internal audit plan. The Audit Committee also handles violations of our Code of Ethics and related corporate policies. The Nominating and Corporate Governance Committee assists in risk management by overseeing our risks relating to our governance structure. The Compensation Committee reviews risks relating to our incentive compensation policies and arrangements. The Compliance and Regulatory Affairs Committee assists in the oversight of risks related to significant regulatory and compliance matters. Further, the Board has the ability to create additional committees.

Board and Committee Attendance and Executive Sessions

During fiscal year 2016, the Board held a total of 18 meetings and took additional actions by unanimous written consent; the Audit Committee held 10 meetings and took additional actions by unanimous written consent; the Compensation Committee held seven meetings and took additional actions by unanimous written consent; the Nominating and Corporate Governance Committee held 12 meetings; and the Compliance and Regulatory Affairs Committee held two meetings. At the meetings of the Board, it is the practice of the Board to hold an executive session without management present, as well as a separate executive session with just the independent directors. At each of these sessions, the Chairperson of the Board presides over such sessions. During fiscal year 2016, each director attended at least 75% of the meetings of the Board and committees on which he or she served.

Each member of the Board is expected to attend Annual Meetings of Stockholders in person. All of our directors serving at the time attended the 2016 Annual Meeting of Stockholders.

Communications to the Board

Stockholders, employees and other interested parties may contact an individual director, the Board as a group, the Chairperson of the Board, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168, Attn: Board of Directors. We will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about us, including inquiries regarding employment opportunities.

EXECUTIVE OFFICERS

The following sets forth biographical information for our executive officers. Such information with respect to our chief executive officer, Dennis R. Knowles, is set forth above in the “Proposal One — Election of Class II Directors” section.

Martin D. Agard, 54, has been our chief financial officer since September 2016. Prior to assuming this position, Mr. Agard most recently served as senior vice president and chief financial officer of Kohler Company from April 2013 to October 2015. Prior to April 2013, Mr. Agard served in various roles with Georgia Pacific Corporation since 2001, most recently as vice president and treasurer from August 2006 to March 2013. He holds a B.S. in Chemistry and Economics from William & Mary and an M.B.A. from the University of Michigan.

Carl R. Daniels, 63, has been our chief supply chain officer since June 2016. Prior to that, he was our senior vice president, supply chain since October 2011. From 2009 to 2011, Mr. Daniels served as senior vice president of supply chain and operations at Harbor Freight Tools, Inc. Prior to assuming this position, he served as vice president of distribution for Michaels, Inc. from 2008 to 2009 and senior vice president of logistics for Retail Ventures Services, Inc. from 2002 to 2008. Earlier in his career, he held executive level logistics positions at Midas International, Inc. and certain regional department stores and retailers. He holds a B.S. in business administration and industrial management from Youngstown State University.

Mark Gronemeyer, 57, has been our senior vice president, store operations since July 2016. Prior to assuming this position, Mr. Gronemeyer most recently served in a director role at Gander Mountain from January 2012 to July 2016. Prior to January 2012, Mr. Gronemeyer served as a regional vice president of stores for Lowe’s Companies, Inc. since 2001. Prior to 2001, Mr. Gronemeyer served as a regional vice president of stores for Payless Cashways Building Materials. He holds a B.A. in Management Systems and Personnel Chemistry and Economics from Buena Vista University.

Marco Q. Pescara, 52, has been our chief marketing officer since April 2006 and has been our chief merchandising and marketing officer since June 2015. Prior to joining the Company, Mr. Pescara served for more than five years as the vice president of direct response and marketing integration at Hickory Farms, Inc. Mr. Pescara holds a B.S. in history from the University of Toledo, an M.S. in public relations from Boston University and an M.B.A. from the University of Pittsburgh.

Susan Starnes, 44, has been our senior vice president of strategy and business development since September 2016. Prior to joining the Company, Ms. Starnes served as the senior vice president of services at Guitar Center, Inc. in 2015 and vice president of services in 2014. From 2002 to 2014, Ms. Starnes held various roles at Lowe’s Companies, Inc. in strategy, merchandising and services, including Director, Repair Services Sales and Development from 2013 to 2014 and Director, Pricing and Compliance for the installation business from 2010 to 2013. Prior to joining Lowe’s Companies, Inc., Ms. Starnes was a consultant at Bain & Company from 2000 to 2002. She holds a B.S. in Chemical Engineering from Cornell University and an M.B.A from Massachusetts Institute of Technology.

Christopher Thomsen, 41, has been our senior vice president, chief information officer since August 2016. Prior to joining the Company, Mr. Thomsen served as vice president and chief information officer of Hibbett Sports, Inc, from 2013 to 2016. From 2006 to 2013, Mr. Thomsen held various IT roles of increasing responsibility at Lowe’s Company, Inc., where he most recently served as vice president, IT planning and business intelligence from 2012-2013. Prior to Lowe’s Company, Inc., Mr. Thomsen held various IT roles at ConAgra Foods and APAC Customer Services. He holds a B.S. in Business Administration of Technical Studies from Bellevue University.

Jill Witter, 62, has been our chief legal officer and chief compliance officer since August 2015. In March 2016, she assumed the additional position as secretary of the Company. Prior to joining the Company, Ms. Witter served as senior vice president, general counsel and ethics and compliance officer at Novation LLC from 2007 to 2015. Previously, Ms. Witter served as the general counsel of the Forest Resources Division of the International Paper Company from 2003 to 2006, vice president, general counsel at Rayonier Inc. from 2001 to 2003 and the vice president, general counsel and secretary of Sunglass Hut International from 1999 to 2001. She holds a B.A. and J.D. from the University of Missouri.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our overall compensation philosophy is to maintain effective compensation programs that are as simple and flexible as possible, and permit us to make responsive adjustments to changing market conditions and other internal and external factors. We strive to provide our executives with compensation that is competitive within our industry, considering, among other things, geographic location. In doing so, we seek to attract and retain the key employees necessary to achieve the continued growth and success of our business while remaining mindful of our desire to control costs. Further, it is our intent to align executive officer pay with stockholders’ interests, recognize individual accomplishments, unite executive management behind common objectives and strike a balance between risk and reward in designing our executive compensation programs.

The Compensation Committee of the Board is responsible for implementing and administering our compensation plans and programs. In that role, the Compensation Committee reviews our executive officer compensation program every year to review the appropriateness, rationale and continued viability of our compensation philosophies, including the extent to which our programs might encourage employees to take unnecessary or excessive risks that could result in material adverse risk to the Company. In order to assist in that analysis, the Compensation Committee may conduct market analyses of executive officer compensation as it determines necessary in an effort to ensure that our compensation programs meet our objectives. Decisions relating to the compensation of our executive officers are made by the Compensation Committee. These decisions are also reported to and, in the case of the Chief Executive Officer, approved by, the full Board. The Compensation Committee consults, and expects to continue to consult, with the Chief Executive Officer and other members of management in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the executive officers, except with respect to the Chief Executive Officer, in which the full Board retains final approval.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives, equity incentives and other components, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;
•	the duties, responsibilities and performance of each executive officer, including the achievements of the areas of our operations for which the executive officer is personally responsible and accountable;
•	historical cash and equity compensation levels; and
•	compensation competitiveness, internal equity factors and retention considerations.

Compensation levels for executive officers are differentiated based on the principle that total compensation should increase with an executive officer’s position and responsibilities, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance as position and responsibilities increase.

Compensation Consultant

In 2015, the Compensation Committee retained Pearl Meyer (“PM”), as the Compensation Committee’s independent compensation consultant, in connection with a review and assessment of the Company’s executive officer compensation program for purposes of determining compensation components and levels for 2016. PM prepared a report as part of that review and assessment (the “2015 Compensation Report”), utilizing a peer group of specialty retailers that fell within a reasonable range (both above and below the Company) of comparative factors such as revenue, EBITDA, operating margin and market capitalization. In its analysis PM also referenced nationally recognized survey data using annual revenue of $1.1 billion as a target for the scope of the data set. PM also provided information about market trends in executive officer and director pay practices and advised the Company on compensation program design and structure. In addition, the 2015

Compensation Report compared the compensation paid to the Company’s top executives to the compensation paid to their counterparts at the peer companies. The peer group included publicly traded discretionary retailers with revenues and market capitalizations that fell both above and below the Company. The following is a list of companies included in the peer group used for the 2015 Compensation Report:

hhgregg, Inc.	Select Comfort Corp.	West Marine, Inc.
Pier 1 Imports, Inc.	Hibbett Sports, Inc.	Haverty Furniture Companies, Inc.
Vitamin Shoppe, Inc.	Mattress Firm Holding Corp.(1)	Kirkland’s, Inc.
Conn’s, Inc.	Monro Muffler Brake, Inc.	Knoll, Inc.
Shoe Carnival, Inc.	The Container Store Group, Inc.	Ethan Allen Interiors, Inc.
Tumi Holdings, Inc.(1)	Zumiez, Inc.

1	Subsequently acquired by a third party and removed from the peer group for purposes of the 2017 Compensation Report (as defined below).

In setting executive officer compensation in the first quarter of 2016, the Compensation Committee consulted with PM and referenced the 2015 Compensation Report for an understanding of market practices and competitive compensation levels as part of its assessment of the design and competitiveness of the Company’s executive officer compensation packages.

Later in 2016, the Compensation Committee engaged PM to analyze the competitiveness of our executive officer compensation programs with the expectation that such analysis will assist the Compensation Committee in setting compensation in 2017 in particular with regards to the newly appointed Chief Executive Officer, as well as to evaluate the Company’s practice of providing long term incentives through the grant of options and time-based vesting restricted stock awards and the potential for introducing performance-based vesting equity awards, and to assist the Committee in designing a process for reviewing the risks of the Company’s compensation practices. The “2017 Compensation Report” was presented to the Compensation Committee in early 2017.

In the 2017 Compensation Report, PM compared the compensation paid to the Company’s top executive officers to the compensation paid to their counterparts at peer companies. The peer group was consistent with the peer group from the 2015 Compensation Report except for Mattress Firm Holding Corp. and Tumi Holdings, Inc., due to each of their acquisitions by third parties. In its analysis, PM also referenced nationally recognized survey data using annual revenue of $1.1 billion as a target for the scope of the data set. Further, PM continues to provide information about market trends in executive and director pay practices and advise the Compensation Committee and the Company on compensation program design and structure.

The Compensation Committee, after considering the SEC and NYSE standards, including the six factors set forth in Section 10C-1(b)(4)(i) through (vi) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other factors, determined that PM was independent and that its engagement did not present any conflicts of interest. PM also determined that it was independent and free from conflict with respect to the engagement and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

PM reports directly to the Compensation Committee on all work assigned by the Compensation Committee. PM also interacts with management when necessary and appropriate to carry out its assignments. PM, in its discretion, from time to time, seeks confirmation from management regarding the accuracy of information that is included in materials presented to the Compensation Committee.

The Compensation Committee consulted the information provided by PM in approving the starting compensation of Dennis R. Knowles as the Company’s Chief Operating Officer and later promotion to Chief Executive Officer, which events are both more fully described below. The Compensation Committee also consulted with PM on certain other compensation matters that arose during 2016 including, but not limited to, retention mechanisms and compensation designs for new and existing executive officers.

2016 Compensation Program

As in 2015, the Company continued to experience a unique set of circumstances in connection with changes in its executive officer leadership that required the Company to take reasonable steps to attract, retain and motivate key personnel. As 2016 progressed, turnover among the Company’s executive officers continued, with the Company entering into separation agreements with certain of these executive officers in connection with their departure from the Company. During 2015 and 2016, the Company experienced changing business conditions, performance and external legal challenges, leading the Compensation Committee to believe that it was extremely difficult to set reasonable targets for long-term performance expectations. Accordingly, the Compensation Committee determined to focus on stable predictable compensation programs that would attract and retain strong talent, reward short-term performance and provide motivation for improving shareholder value, while attempting to control the costs of these programs given the Company’s recent performance at that time.

The discussion below provides an overview of the Company’s 2016 named executive officer compensation program. In addition, the Company has included a separate description of the actual compensation paid to each named executive officer and the basis for such compensation.

In early 2016, consistent with past practice, the Compensation Committee evaluated the Company’s named executive officer compensation program and, in so doing considered the following objectives:

•	maintaining a straightforward and flexible program that incents and rewards performance;
•	offering competitive compensation packages necessary to attract and retain key executive officers;
•	providing non-equity incentive compensation that depends on our financial performance as compared against established goals and compensates executive officers for outstanding results; and
•	providing an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance while not creating significant business risks.

After considering these objectives, the Compensation Committee decided to continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards in 2016 for our named executive officers. These components of named executive officer compensation were designed to be used together to strike an appropriate balance between cash and equity compensation and between short-term and long-term value creation. Levels of each of these components for each named executive officer at such time were set in the first quarter of 2016.

Base Salary.  Base salary levels for our named executive officers are reviewed each year and adjusted based upon a variety of factors including the named executive officer’s tenure with us, scope of responsibility and influence on our operations, individual performance and accomplishments, internal equity, experience, and changes in the competitive marketplace as well as the economic environment and expense considerations. The factors impacting base salary levels are not independently assigned specific weights.

In early 2016, Mr. Presley, our former President and Chief Executive Officer, reviewed the base salary for each named executive officer in place at such time, excluding himself, and presented the Compensation Committee with recommendations regarding changes in the base salaries for such named executive officers, together with a performance assessment and historical compensation information including equity grants and holdings for each named executive officer. The Compensation Committee considered Mr. Presley’s recommendations in determining the base salaries for all named executive officers in place at such time and, after discussion, recommended adjustments to the base salaries of the named executive officers based upon, among other things, their performance, contributions to the Company and competitive factors and such recommendation was approved by the Board. Base salaries for new employees, including those recruited to fill executive officer positions, were set at levels deemed appropriate to attract and motivate them. The Compensation Committee did not recommend any change to Mr. Presley’s salary and annual bonus for 2016. The Compensation Committee approved all offers for new executive officers or executive officers being promoted into new executive officer roles, and, the Board approved the compensation for Mr. Knowles upon his promotion to Chief Executive Officer during 2016 based on the Compensation Committee’s recommendation.

Annual Cash Bonus Awards.  In 2016, our named executive officers had the opportunity to earn an annual cash bonus under our Annual Bonus Plan for Executive Management (the “Bonus Plan”). The amounts payable under the Bonus Plan are expressed as a percentage of annual base salary for each participant (the “Target Bonus”). The Target Bonuses are reviewed annually and vary among the Bonus Plan participants based upon, among other things, their responsibilities, ability to influence operations and performance, internal equity considerations, and position. The maximum potential annual cash bonus award that our named executive officers could achieve was 200% of their Target Bonus, based only on the achievement of certain objective financial performance measures. Certain new executive officers that were hired during the year had the opportunity to earn a prorated bonus under the Bonus Plan based upon the duration of their service during the year.

For the 2016 Bonus Plan, the Compensation Committee determined that the Target Bonuses for each named executive officer would be a defined percentage of his/her Base Salary, and weighted as follows: 60% net sales performance, 20% gross margin performance, and 20% on adjusted operating income performance. A scale was established for each component which set percentages of the Target Bonuses that would be paid out depending on our achievement for the year relative to that component. The scales were designed to provide incentive bonuses for superior achievement, while being consistent with the Compensation Committee’s views on the difficulty of achieving that level of performance. The Compensation Committee also determined that if (i) the Company’s Adjusted Operating Income performance in 2016 fell 0-10% below the minimum Threshold value, the calculated bonus payouts to each individual for net sales and gross margin each would be reduced by 25% and (ii) the Company’s Adjusted Operating Income performance in 2016 falls more than 10% below the minimum Threshold value set forth above, the calculated bonus payouts to each individual for net sales and gross margin each would be reduced by 50%. The applicable scales for component of the 2016 Bonus Plan are set forth below:

Net Sales Performance Component Scale (60% of Target Bonus)

Net Sales Range	Percent of Net Sales Target Bonus Awarded for Employees Eligible for 200% Maximum Payout
Less than $1,082,378,616	0%
Threshold: $1,082,378,616 – $1,093,385,931	25%
$1,102,072,541 – $1,135,297,419	75%
Target: $1,135,297,420 – $1,153,545,498	100%
$1,153,545,499 – $1,169,852,283	125%
$1,169,852,284 – $1,184,945,513	150%
$1,184,945,514 – $1,190,048,315	175%
Maximum: $1,190,048,316 or greater	200%

Gross Margin Component Scale (20% of Target Bonus)

Gross Margin Range	Percent of Gross Margin Target Bonus Awarded for Employees Eligible for 200% Maximum Payout
Less than $372,082,156	0%
Threshold: $372,082,156 – $375,918,550	25%
$375,918,551 – $378,946,104	50%
$378,946,105 – $390,526,014	75%
Target: $390,526,015 – $396,886,041	100%
$396,886,042 – $402,569,466	125%
$402,569,467 – $407,829,929	150%
$407,829,930 – $409,608,415	175%
Maximum: $409,608,416 or greater	200%

Adjusted Operating Income Component Scale (20% of Target Bonus)

Adjusted Operating Income Range	Percent of Adjusted Operating Income Target Bonus Awarded for Employees Eligible for 200% Maximum Payout
Less than $43,501,597	0%
Threshold: $43,501,597 – $44,736,385	25%
$44,736,386 – $45,971,173	50%
$45,971,174 – $54,546,142	75%
Target: $54,546,143 – $59,172,284	100%
$59,172,285 – $63,224,466	125%
$63,224,467 – $66,906,892	150%
$66,906,893 – $67,891,998	175%
Maximum: $67,891,999 or greater	200%

The term “Adjusted Operating Income” is the Company’s operating income adjusted for anticipated and unanticipated one-time expenses related to legal fees and costs, public relations expenses and regulatory fines or settlements pertaining to the 60 Minutes story, CARB, CSPC/CDC, Proposition 65, DOJ and SEC matters, and associated lawsuits; the costs of the Special Committee of the Board of Directors; retention bonus payments made in 2016; and the Company’s in-home air quality testing program. The Compensation Committee retained the discretion to determine those adjustments appropriate for calculating Adjusted Operating Income so as to fairly react to unknown future events.

In 2016, our actual net sales were $960,588,101, and our actual gross margin and Adjusted Operating Income were below their respective threshold amounts. Accordingly, the threshold performance measures under the Bonus Plan were not attained and no amounts were awarded to participants under the Bonus Plan.

Long-Term Equity Incentive Awards.  The long-term component of our compensation program consists of the grant of equity awards that are intended to create a mutuality of interest with stockholders by motivating our named executive officers to manage our business so that our stockholders’ investment will grow in value over time. The equity awards are also intended to promote retention. Because the benefit received depends upon the performance of our stock price over the term of the equity incentive award, such awards are intended to provide incentives for executive officers to enhance our long-term performance, as reflected in stock price appreciation over the long term, thereby increasing stockholder value.

We currently provide equity awards pursuant to the Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (the “2011 Plan”), from which we may, among other things, grant stock options, restricted stock awards and other equity awards. We intend equity awards to be a meaningful portion of our executive officers’ total compensation in order to align their interests with our long-term growth and the creation of stockholder value.

Consistent with past practices, in early 2016, Mr. Presley provided the Compensation Committee with recommendations regarding equity awards to each executive officer in place at such time, excluding himself. In determining the amounts of the equity awards for named executive officers, with the exception of Mr. Presley, the Compensation Committee considered the recommendations submitted by Mr. Presley and an evaluation of the fair value of the equity award in relation to the individual’s total compensation. Additionally, these equity awards were based upon their respective responsibilities and performance as well as retention considerations and compensation levels among our other executive officers. In 2016, we changed our practice of issuing annual equity grants with a mix of 75% non-qualified stock options and 25% time-based restricted stock to a mix of 50% non-qualified stock options and 50% time-based restricted stock, with exceptions made with non-annual equity grants in connection with the hiring or promotion of executive officers. This change in mix to increase the percentage of full-value awards was prompted, in part, by the Compensation Committee’s mindfulness of the volume of shares of common stock then currently available under the 2011 Plan and a desire to maintain flexibility for future key hires. The equity grants made in the first quarter of 2016 to our executive officers were a mix of 50% non-qualified stock options and 50% restricted stock awards, which vest ratably over four years. With regards to Mr. Presley, who received an equity grant upon his hiring in 2015, no further grants were made during 2016.

With regard to new executive officers hired during 2016, the Company addressed each situation individually to determine equity grants that the Company believed were sufficient to attract, motivate and retain each individual. Further, the mix of equity awards between non-qualified stock options and restricted stock varied amongst the individuals. Upon the promotion of Mr. Knowles to Chief Executive Officer in November 2016, the Compensation Committee determined to request that PM perform and update an analysis of peer companies to support discussion as to the appropriate total compensation (including long-term incentives) for Mr. Knowles and addressed such matters during the first quarter of 2017.

Named Executive Officers.  The following is a summary of the compensation for the named executive officers in 2016. The named executive officers have certain employment or other arrangements discussed below and also may have certain severance arrangements that are discussed in more detail under “Potential Payments Upon Termination of Change of Control” beginning on page 31.

Dennis R. Knowles.  Mr. Knowles joined the Company in March 2016 as Chief Operating Officer. In connection with his hiring, his base salary was set at $525,000, the Compensation Committee approved an equity grant to Mr. Knowles of non-qualified stock options with a cumulative value of $1,000,000 that vest ratably over four years, and he received relocation reimbursement assistance up to $100,000 (relocation expenses that were not tax deductible were grossed up at 35% with a final true-up upon completion of Mr. Knowles’ relocation). Additionally, Mr. Knowles’ target bonus amount was 60% of his annual base salary. Mr. Knowles was promoted to Chief Executive Officer in November 2016, at which time his base salary was increased to $625,000 and his target bonus amount was increased to 100% of his annual base salary. In establishing Mr. Knowles’ total compensation at the time of hire and again at the time of his promotion to Chief Executive Officer, the Compensation Committee considered, among other matters, information from the 2015 Compensation Study, historical compensation, internal equity, and performance. Mr. Knowles participated in the Bonus Plan in 2016 on a prorated basis based upon his date of hire and position, but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Knowles. Mr. Knowles’ compensation upon his promotion to Chief Executive Officer was approved by the independent members of the Board based on the recommendation of the Compensation Committee.

As a result of Mr. Knowles assuming the role of Chief Executive Officer in 2016, the Compensation Committee reviewed and benchmarked Mr. Knowles total compensation in early 2017 and recommended adjustments to the Board in March 2017. Based on the recommendation of the Compensation Committee, in March 2017, the independent members of the Board approved the following adjustments to Mr. Knowles total compensation: (i) a base salary increase to $675,000, effective as of April 1, 2017, (ii) a $500,000 grant of restricted stock that cliff vests after three years to be granted three days following the filing of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and (ii) non-qualified stock options with a cumulative value of $500,000 that vest ratably over four years to be granted three days following the filing of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

John M. Presley.  Mr. Presley assumed the role of Chief Executive Officer of the Company in November 2015 and served until November 9, 2016, during which time he received a base salary of $625,000 and had a target bonus amount equal to 100% of his annual base salary. In reviewing Mr. Presley’s total compensation, the Compensation Committee considered, among other matters, information from the 2015 Compensation Study, historical compensation and internal equity. Mr. Presley participated in the Bonus Plan in 2016, but because the Company did not achieve its performance goal under the Bonus Plan, and because Mr. Presley’s employment with the Company ceased prior to the end of 2016, no amounts were paid out to Mr. Presley. Pursuant to the terms of Mr. Presley’s employment agreement and a general release associated with his termination, Mr. Presley received the severance set forth in his employment agreement in the amount of $740,515, which includes certain group health insurance benefits pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

Martin D. Agard.  Mr. Agard joined the Company in September 2016 as Chief Financial Officer. In connection with his hiring, and after considering, among other matters, a recommendation by Mr. Presley as Chief Executive Officer, compensation arrangements for the existing executive officers, the 2015 Compensation Study and historic compensation levels, Mr. Agard’s base salary was set at $435,000, he received relocation reimbursement assistance up to $100,000 (net before reimbursable relocation expenses that were not tax deductible were grossed up at 35%), and had a target bonus amount equal to 60% of his annual base salary. He was also issued an equity award, consisting of 75% non-qualified stock options and 25% time-based restricted stock, with a total cumulative value of $700,000, each of which vests ratably over four years. Subject to the discretion of the Compensation Committee, the equity grant awarded to Mr. Agard is intended to cover prospective equity grants through 2019. Mr. Agard participated in the Bonus Plan in 2016 on a prorated basis based on his date of hire, however, because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid to Mr. Agard.

Gregory A. Whirley, Jr.  Mr. Whirley joined the Company in May 2015 as Senior Vice President, Finance and served as interim Chief Financial Officer until September 2016. In November 2016, he assumed the role of Senior Vice President, Finance and Risk Management. In early 2016, as part of the Company’s regular review process described above, Mr. Whirley received a merit increase of 6% in his annual base salary, which increased his annual salary to $318,000. Mr. Whirley also received an equity grant valued at $150,000 with 50% of such amount in non-qualified stock options and 50% in time-based restricted stock awards, which vest ratably over four years. Pursuant to his offer letter, Mr. Whirley’s target bonus amount is equal to 50% of his annual base salary. Mr. Whirley participated in the Bonus Plan in 2016, but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Whirley.

Carl R. Daniels.  In early 2016, as part of the Company’s regular review process described above, Mr. Daniels received a merit increase of 3% in his annual base salary, which increased his annual salary to $336,800. Mr. Daniels also received an equity grant valued at $175,000 with 50% of such amount in non-qualified stock options and 50% in time-based restricted stock awards, each of which vests ratably over four years. In 2015, pursuant to a retention agreement between the Company and Mr. Daniels, Mr. Daniels became entitled to receive a cash bonus of $98,000 on December 31, 2016, to be paid in 2017. Mr. Daniels participated in the Bonus Plan in 2016 at a target bonus amount equal to 60% of his annual base salary. Because the Company did not achieve its performance goal under the Bonus Plan no amounts were paid out to Mr. Daniels.

Sandra C. Whitehouse.  In early 2016, as part of the Company’s regular review process described above, Ms. Whitehouse received a merit increase of 3% in her annual base salary, which increased her annual salary to $309,677. Ms. Whitehouse also received an equity grant valued at $150,000 with 50% of such amount in non-qualified stock options and 50% in time-based restricted stock awards, each of which vests ratably over four years. In 2015, pursuant to a retention agreement between the Company and Ms. Whitehouse, Ms. Whitehouse became entitled to receive a cash bonus of $75,000 on December 31, 2016, to be paid in 2017. Ms. Whitehouse participated in the Bonus Plan in 2016 at a target bonus amount equal to 50% of her annual base salary. Because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Ms. Whitehouse.

Marco Q. Pescara.  During 2016, Mr. Pescara received a base salary of $433,628. Mr. Pescara participated in the Bonus Plan in 2016 at a target bonus amount equal to 60% of his annual base salary. Because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Pescara.

Clawback Provisions

In December 2016, the Board approved a Clawback Policy. Under the Clawback Policy, in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretation), a committee consisting of the non-management members of the Board (the “Independent Director Committee”) will review and determine whether any bonus incentive payment, equity award or other compensation awarded or received by an executive officer of the Company, as defined by Rule 16a-1(f) of the Exchange Act, was based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct. If the Independent Director Committee determines that such executive officer received any bonus, incentive payment, equity award or compensation based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct, then the Independent Director Committee will recover from such executive officer such compensation (in whole or in part) as it deems appropriate under the circumstances. In determining whether to seek recovery, the Independent Director Committee may take into consideration whether (i) to do so would be unreasonable or (ii) if it would be better for the Company not to do so. In making such determination, the Independent Director Committee will take into account such considerations as it deems appropriate, including the assertion of a clam that may prejudice the interest of the Company, including in any related proceeding or investigation, (iii) the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct and (iv) any pending legal proceeding relating to the applicable fraud or intentional illegal conduct. Notwithstanding anything to the contrary in the Clawback Policy, following a restatement of the Company’s financial statements, the Company will recover from the Chief Executive Officer and the Chief Financial Officer that which is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

Additionally, under our equity award agreements, in the event the Compensation Committee determines that an executive officer willfully engaged in conduct harmful to us, the equity award may be forfeited and/or the executive officer may be required to repay any stock acquired or received as a result of the award or any sums realized as a result of the sale of stock acquired or received as a result of the award. Likewise, under the Bonus Plan, the Compensation Committee may require an executive officer to repay all or any portion of an award issued under the Bonus Plan if the Compensation Committee determines that the award was earned based on inaccurate financial objectives, performance data, metrics or other information or that the participant willfully engaged in conduct harmful to us. Furthermore, our equity award agreements with our employees and our Bonus Plan contain clawback provisions that are intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder. Specifically, if, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements and the Compensation Committee determines that such amounts are to be repaid, then any awards or payments made to executives will be forfeited or repaid with the amount of such forfeiture or repayment to be equal to the difference between the award or payment received and the amount, if any, of the award or payment that would have been granted or issued based on the restated financial statements.

Prohibition on Pledging or Hedging Company Stock

Our Insider Trading Policy provides that no insider may pledge the Company’s securities or hold the Company’s securities in a margined account. Further, our policy prohibits our insiders and employees from buying or selling options, warrants, puts and calls or similar instruments on the Company’s securities, selling the Company’s securities short or entering into hedging or monetizing transactions or similar arrangements with respect to the Company’s securities. For purposes of our Insider Trading Policy, a copy of which can be found on our website, insiders include, among others, our officers and directors.

Director and Officer Stock Ownership Guidelines

In December 2016, we implemented stock ownership guidelines (the “Ownership Guidelines”) for our non-employee directors and our executive officers (as designated by the Board) in order to align the financial interests of such executive officers and non-employee directors with those of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance. The stock ownership requirements are as follows:

Position	Value of Shares
Chief Executive Officer	5 times base salary
Chief Financial Officer	2 times base salary
Executive Officers (other than the Chief Executive Officer and Chief Financial Officer)	1 times base salary
Non-Employee Directors	2.5 times annual board retainer (exclusive of committee compensation but inclusive of supplemental base retainer for the Board Chairperson)

The participants in the Ownership Guidelines are expected to meet the applicable guideline no more than five years after first becoming subject to them and are expected to continuously own sufficient shares to meet the applicable guideline once attained. Although having five years after first becoming subject to the Ownership Guidelines to meet the applicable guideline, as of December 31, 2016, Messrs. Robinson, Roper and Wade and Ms. Taylor already meet the guideline applicable to each of them. Stock that may be considered in determining compliance with the Ownership Guidelines includes:

•	Shares owned directly by the participant or indirectly by the participant through (i) his or her immediate family members (as defined in the Ownership Guidelines) residing in the same household or (ii) trusts for the benefit of the participant or his or her immediate family members;
•	Vested shares of restricted stock held by the participant;
•	Shares underlying vested stock options held by the participant that are “in the money”; and
•	Shares held pursuant to the Lumber Liquidators Holdings, Inc. Outside Director Deferral Plan (the “Deferral Plan”) (i.e., deferred stock units).

The Compensation Committee is responsible for monitoring the application of the Ownership Guidelines.

2017 Compensation Program

As noted above, in late 2016, the Compensation Committee engaged PM to analyze the Company’s compensation programs. In conducting its review and assessment for 2017, the Compensation Committee considered the 2017 Compensation Report provided by PM, as well as the Company’s need to continue to attract and retain competitive leadership during a period of restructuring and rebuilding. The Compensation Committee then determined that no material structural changes to our historical executive officer compensation program were necessary. As a result, under the leadership of the Compensation Committee, we intend to continue our management of executive officer compensation with the following objectives:

•	to maintain a straightforward and flexible program that allows us to make adjustments in response to changes in market conditions and reward performance;
•	to provide compensation packages necessary to attract and retain key executive officers to help ensure that we remain competitive;
•	to provide non-equity incentive compensation that depends on our financial performance, as compared against established goals, and promotes collaboration and unified focus among our executive officers; and
•	to provide an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

To achieve these objectives, we will continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards. These components of executive compensation will be used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. Although the components remain the same, there are a few changes noted below.

•	Base salary will remain a key part of our executive officer compensation, allowing us to attract and retain qualified executive officers.
•	The annual cash bonus will be used to incentivize our executive officers to successfully coordinate efforts, in both the short and long terms, to enhance our business, and therefore stockholder value. The annual cash bonuses will continue to be awarded on the basis of our achievement of certain objective financial performance measures to maintain alignment and consistency among our executive officers. As opposed to years prior to 2016 where the performance measure for the annual cash bonus was based upon operating income and for 2016 where the performance measure for the annual cash bonus was based upon a combination of net sales, gross margin and operating income, the annual cash bonus plan for 2017 will be based upon a combination of net sales, adjusted gross margin and adjusted operating income.
•	Equity awards will continue to be awarded to executive officers in the form of stock options and restricted stock. As noted above, the Compensation Committee engaged PM to review the use of long-term and short-term performance vesting criteria for inclusion in the Company’s long-term incentive compensation. Given the Company’s current financial positions, strategic initiatives, and other factors including difficulty in setting performance targets, it was determined that maintaining the current long term incentive structure of options and time-based vesting restricted stock remains an appropriate method to align management’s interests with long-term stockholder interests and to encourage retention of key performers for 2017 and to revisit the issue again in future years. In 2017, we continued our practice of issuing annual equity grants with a mix of 50% non-qualified stock options and 50% time-based restricted stock, with exceptions made with non-annual equity grants in connection with the hiring or promotion of executive officers. The Compensation Committee intends to continue to evaluate alternative performance-based long-term incentive programs for its officers.

Compensation Risk Assessment

Among other things, the Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. In so doing, the Compensation Committee considers whether such policies and practices are appropriately structured to promote the achievement of goals without encouraging the taking of unwarranted or undue risk. Additionally, the Compensation Committee reviews the relationship between our risk management policies and practices and compensation, and evaluates compensation policies and procedures that could mitigate risks relating to our compensation program.

We believe that our compensation programs discussed above are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executive officers or other employees to engage in conduct that creates unnecessary or unjustifiable risks. Specifically, our mix of rewards for short-term performance through base salary and annual cash bonus awards and for long-term performance through equity incentive awards supports these compensation objectives. Moreover, we believe that our utilization of these different compensation components allows us to manage the risks inherent with performance-based compensation. Additionally, our use of mitigation tools such as claw back provisions, oversight by an independent committee of non-employee directors and significant vesting periods for equity awards, provide additional risk protection.

Based upon the review of our compensation practices and policies, we have concluded that they do not create risks that are reasonably likely to have a materially adverse effect on the Company.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. “Covered employees” include the Chief Executive Officer of the Company and the three other highest paid officers of the company (other than the Chief Financial Officer). The $1 million deduction limit, however, does not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a stockholder — approved plan. We consider the impact of this exclusion when developing and implementing our executive compensation programs. We intend to design our executive compensation arrangements to be consistent with our best interests and the interests of our stockholders. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code. Amounts paid under any of our compensation programs may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

We currently believe that we should be able to continue to manage our compensation program for our named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time. The rules and regulations promulgated under Section 162(m) of the Internal Revenue Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) of the Internal Revenue Code in order for particular compensation to so qualify for the exception, such that there can be no assurance that “qualified performance-based” compensation under the 2011 Plan will be fully deductible under all circumstances. In addition, other awards under the 2011 Plan, such as time-vested restricted stock generally will not qualify for the exception under Section 162(m) of the Internal Revenue Code, so that compensation paid to certain covered employees in connection with such awards may, to the extent it and other compensation subject to Section 162(m) of the Internal Revenue Code’s deductibility cap exceed $1 million in a given taxable year, not be deductible by the Company as a result of Section 162(m) of the Internal Revenue Code. Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides all employees with an opportunity to contribute up to 50% of their eligible compensation, subject to Internal Revenue Service limitations, to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. In addition, a Roth feature allows all employees to contribute up to 50% of their eligible compensation on an after tax basis. Consistent with the 401(k) plan, in 2016, we matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. This matching contribution was allocated to both traditional 401(k) deferrals and Roth contributions. Employees are immediately 100% vested in the Company’s matching contributions. In 2016, Messrs. Whirley, Pescara and Daniels and Ms. Whitehouse contributed to the 401(k) plan.

The Board has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

Advisory Votes on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent rules and regulations promulgated by the SEC, we are including a non-binding advisory resolution approving the compensation of our named executive officers. The vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as it deems appropriate. We are also required, at least once every six years, to submit for stockholder approval a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding stockholder vote regarding the approval of the compensation of our named executive officers. Accordingly, we are submitting for stockholder approval a proposal regarding the “frequency” vote in this Proxy Statement. See Proposal 4 beginning on page 45 of this Proxy Statement.

At the 2011 Annual Meeting, the stockholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such advisory vote. Accordingly, at the Company’s 2016 Annual Meeting of Stockholders, the Compensation Committee considered the results of the advisory vote by stockholders on executive compensation, or the “say-on-pay” vote. 86.1% of votes cast were in favor of the compensation program offered to the Company’s named executive officers. The Compensation Committee reviewed the “say-on-pay” voting results and considered other factors in assessing the Company’s executive compensation program as discussed in the Proxy Statement. After considering these voting results and factors, the Compensation Committee reviewed and recommended to the Board, and the Board implemented, similar objectives, program and rationale for the compensation of our named executive officers in 2016, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying compensation narrative. As noted above, however, the Compensation Committee is evaluating alternative performance-based long term incentive programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Martin F. Roper, Chairperson
Peter B. Robinson
Nancy M. Taylor

Dated: March 31, 2017

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or have ever been one of our officers or employees. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Annual Compensation of Executive Officers

Summary Compensation Table

The following table and descriptions set forth information concerning compensation paid to or earned by the two (2) chief executive officers and the two (2) chief financial officers who served during 2016, and the three other most highly compensated individuals who were serving as our executive officers at the end of the 2016 fiscal year and whose annual salary and bonus exceeded $100,000 during the 2016 fiscal year. We refer to these individuals throughout this Proxy Statement as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Dennis R. Knowles(3) Chief executive officer	2016	444,807	—	—	999,996	—	53,636	1,498,439
John M. Presley(4) Former chief executive officer	2016	548,077	—	—	—	—	784,723	1,332,800
	2015	72,115	—	—	1,134,000	—	299,000	1,505,115
Martin D. Agard(5) Chief financial officer	2016	113,769	—	174,998	525,000	—	36,233	850,000
Gregory A. Whirley, Jr.(6) Former interim chief financial officer and senior vice president, finance and risk management	2016	314,538	—	74,990	75,000	—	29,040	493,568
	2015	265,385	75,000	75,000	224,998	—	8,945	649,328
Carl R. Daniels(7) Chief supply chain officer	2016	334,913	98,000	87,493	87,498	—	11,633	619,537
	2015	330,611	—	262,487	262,491	—	11,614	867,203
	2014	310,874	—	49,992	149,970	—	25,728	536,564
Sandra C. Whitehouse(8) Chief compliance and chief legal officer	2016	307,943	75,000	74,990	75,000	—	22,409	555,342
Marco Q. Pescara(9) Chief merchandising and marketing officer	2016	433,628	—	—	—	—	26,562	460,190
	2015	392,040	—	137,491	412,488	—	23,101	965,120
	2014	321,760	—	62,437	187,498	—	31,692	603,387

(1)	The amounts in this column reflect the aggregate grant date fair value of stock and option awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 7 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 21, 2017.
(2)	The amounts in the column reflect annual cash bonus awards through our non-equity incentive plan, referred to as our “Bonus Plan,” earned in the year noted but typically paid in the first quarter of the following year.
(3)	Mr. Knowles was not a named executive officer in 2015 and 2014. All other compensation for 2016 includes $7,815 in health benefits, group health plan contributions and life insurance premium and $45,821 in relocation expense reimbursement.
(4)	Mr. Presley did not join the Company until 2015. All other compensation in 2016 includes $740,515 in severance payments, $34,247 in vacation payments, and $9,961 in health benefits, group health plan contributions and life insurance premiums. All other compensation in 2015 includes $299,000 in payments earned while serving on the Board, the Audit Committee as chairperson, the Nominating and Corporate Governance Committee, and the Special Committee of the Board.

(5)	Mr. Agard was not a named executive officer in 2015 and 2014. All other compensation for 2016 includes $1,028 in health benefits, group health plan contributions and life insurance premium and $35,205 in relocation expense reimbursement.
(6)	Mr. Whirley did not join the Company until 2015. The bonus in 2015 was a signing bonus paid in connection with his hire. All other compensation includes $18,445 and $5,253 in health benefits, group health plan contributions and life insurance premiums for 2016 and 2015, respectively, and $10,594 and $3,692 in matching contributions to our 401(k) plan for 2016 and 2015, respectively.
(7)	In 2015, pursuant to a retention agreement between the Company and Mr. Daniels, Mr. Daniels became entitled to receive a cash bonus of $98,000 on December 31, 2016, which was paid in early 2017. All other compensation includes $4,130, $4,491 and $8,211 in group health plan contributions and life insurance premiums for 2016, 2015 and 2014, respectively, and $7,503, $7,123 and $17,517 in matching contributions to our 401(k) plan for 2016, 2015 and 2014, respectively.
(8)	Ms. Whitehouse was not a named executive officer in 2015 and 2014. In 2015, pursuant to a retention agreement between the Company and Ms. Whitehouse, Ms. Whitehouse became entitled to receive a cash bonus of $75,000 on December 31, 2016, which was paid in early 2017. All other compensation for 2016 includes $12,057 in health benefits, group health plan contributions and life insurance premiums and $10,352 in matching contributions to our 401(k) plan.
(9)	All other compensation includes $16,222, $12,758 and $17,069 in health benefits, group health plan contributions and life insurance premiums for 2016, 2015 and 2014, respectively, and $10,340, $10,343 and $14,623 in matching contributions to our 401(k) plan for 2016, 2015 and 2014, respectively.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards made to our named executive officers during fiscal 2016:

Grants of Plan-Based Awards for Fiscal Year 2016

Name	Award Type	Grant Date	Option Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)(2)	Target ($)	Maximum ($)(3)
Dennis R. Knowles	Annual Bonus Plan(4)			135,387	541,548	1,083,097
	Stock Options	3/3/2016	3/3/2016						100,000	(6)	12.01	600,000
	Stock Options	8/1/2016	8/1/2016						52,287	(7)	15.31	399,996
John M. Presley	Annual Bonus Plan			156,250	625,000	1,250,000
Martin D. Agard	Annual Bonus Plan(5)			18,055	72,222	144,444
	Stock Options	11/3/2016	11/3/2016						70,000	(8)	15.02	525,000
	Restricted Stock	11/3/2016	11/3/2016				11,651	(8)				174,998
Gregory A. Whirley, Jr.	Annual Bonus Plan			39,750	159,000	318,000
	Stock Options	3/3/2016	3/3/2016						12,500	(6)	12.01	75,000
	Restricted Stock	3/3/2016	3/3/2016				6,244	(6)				74,990
Carl R. Daniels	Annual Bonus Plan			50,520	202,080	404,160
	Stock Options	3/3/2016	3/3/2016						14,583	(6)	12.01	87,498
	Restricted Stock	3/3/2016	3/3/2016				7,285	(6)				87,493
Sandra C. Whitehouse	Annual Bonus Plan			38,710	154,839	309,677
	Stock Options	3/3/2016	3/3/2016						12,500	(6)	12.01	75,000
	Restricted Stock	3/3/2016	3/3/2016				6,244	(6)				74,990
Marco Q. Pescara	Annual Bonus Plan			65,044	260,177	520,354

(1)	These amounts reflect the potential range of payments for 2016 under the Bonus Plan. No amounts were paid under the Bonus Plan in 2016.
(2)	The amounts reflect the threshold payments under the Bonus Plan, which are 25% of the Target Bonus.
(3)	The amounts reflect the greatest potential payments under the Bonus Plan, which are 200% of the Target Bonus for all of the named executive officers.
(4)	Bonus amounts are prorated based on a service period beginning March 1, 2016.
(5)	Bonus amounts are prorated based on a service period beginning September 21, 2016.
(6)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 3, 2016.
(7)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of August 1, 2016.
(8)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of November 3, 2016.

Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

The named executive officers have certain employment or other arrangements discussed below and also may have certain severance arrangements that are discussed in more detail under “Potential Payments Upon Termination of Change of Control” beginning on page 31.

Agreements with John M. Presley.  The Company entered into an agreement with Mr. Presley whereby he agreed to serve as our president and chief executive officer, commencing on November 16, 2015 and continuing until the employment agreement was terminated in accordance with its terms. The agreement provided for an initial base salary of $625,000 per year and an equity award of 150,000 stock options with three-year, ratably vesting. Mr. Presley was eligible to participate in the Bonus Plan effective January 1, 2016. Under the terms of the Bonus Plan, Mr. Presley was eligible to receive a yearly target bonus in an amount up to 100% of his base salary, subject to the discretion of the Board. He was also entitled to participate in the Company’s employee benefit plans and programs for which he was eligible. The agreement also contained restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants continue generally for a period of 12 months following the last day of his employment.

Effective as of November 9, 2016, the Company entered into a general release agreement with Mr. Presley in connection with his termination of employment, which was an exhibit to Mr. Presley’s employment agreement. The employment agreement provided for separation pay in the amount of $740,515 and accrued but unused personal time off as of November 9, 2016, in the total gross amount of $34,247, which amounts were paid in 2016.

Letter Agreement with Dennis R. Knowles.  At the time of his hire as Chief Operating Officer, we entered into an offer letter agreement with Mr. Knowles which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment. As part of Mr. Knowles’ letter agreement, he was issued non-qualified stock options with a cumulative value of $1,000,000 that vest ratably over four years. Subject to the discretion of the Compensation Committee, Mr. Knowles was not be eligible to receive annual equity awards in 2017 in connection with his assumption of the role of Chief Operating Officer. However, this agreement was amended on November 9, 2016 to set forth his base starting salary, other compensation matters and certain initial terms relating to his appointment to Chief Executive Officer and President. The agreement, as amended, further provides that the Compensation Committee intends to review and benchmark Mr. Knowles total compensation in early 2017, including a consideration of additional equity grants in 2017.

Letter Agreement with Martin D. Agard.  At the time of his hire in September 2016, we entered into an offer letter agreement with Mr. Agard which set forth his starting base salary, certain compensation matters in connection with his hire and certain other initial terms relating to his employment. As part of Mr. Agard’s letter agreement, he was issued an equity grant that was composed of 75% stock options and 25% time-based restricted stock with a total cumulative value of $700,000, that vest ratably over four years. Subject to the discretion of the Compensation Committee, Mr. Agard will not be eligible to receive annual equity awards in 2018 or 2019.

Letter Agreement with Gregory A. Whirley, Jr.  At the time of his hire, we entered into an offer letter agreement with Mr. Whirley which set forth his starting base salary, other compensation matters in connection with his hire and certain initial terms relating to his employment.

Letter Agreement with Carl R. Daniels.  At the time of his hire, we entered into an offer letter agreement with Mr. Daniels which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment.

Letter Agreement with Sandra C. Whitehouse.  At the time of her hire, we entered into an offer letter agreement with Ms. Whitehouse which set forth her base starting salary, other compensation matters in connection with her hire and certain initial terms relating to her employment.

Letter Agreement with Marco Q. Pescara.  At the time of his hire, we entered into an offer letter agreement with Mr. Pescara which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment.

For additional information concerning our executive compensation policies, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth the outstanding equity awards as of the end of the 2016 fiscal year for each of our named executive officers:

Outstanding Equity Awards at Fiscal Year-End 2016

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Dennis R. Knowles	—		100,000	(1)	12.01	3/3/2026	—		—
	—		52,287	(2)	15.31	8/1/2026	—		—
John M. Presley	50,000	(3)	—		16.13	11/9/2025	—		—
Martin D. Agard	—		70,000	(4)	15.02	11/3/2026	11,651	(4)	183,387
Gregory A. Whirley, Jr.	9,343	(5)	28,032	(5)	12.86	8/10/2025	4,374	(5)	68,847
	—		12,500	(1)	12.01	3/3/2026	6,244	(1)	98,281

Carl R. Daniels	18,051	(6)	—	(6)	16.75	11/17/2021	—		—
	5,073	(7)	1,691	(7)	60.70	3/1/2023	258	(7)	4,061
	1,618	(8)	1,619	(8)	107.28	3/1/2024	234	(8)	3,683
	2,702	(9)	8,109	(9)	51.86	3/1/2025	1,266	(9)	19,927
	—		—		—	—	9,072	(5)	142,793
	—	(1)	14,583	(1)	12.01	3/3/2026	7,285	(1)	114,666
Sandra C. Whitehouse	4,382	(10)	1,461	(10)	93.68	7/29/2023	—		—
	1,618	(8)	1,619	(8)	107.28	3/1/2024	234	(8)	3,683
	1,544	(9)	4,633	(9)	51.86	3/1/2025	723	(9)	11,380
	—		—		—	—	5,184	(5)	81,596
	—		12,500	(1)	12.01	3/3/2026	6,244	(1)	98,281
Marco Q. Pescara	5,073	(7)	1,691	(7)	60.70	3/1/2023	258	(7)	4,061
	2,023	(8)	2,024	(8)	107.28	3/1/2024	292	(8)	4,596
	1,930	(9)	5,792	(9)	51.86	3/1/2025	904	(9)	14,229
	9,343	(5)	28,032	(5)	12.86	8/10/2025	4,374	(5)	68,847

(1)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 3, 2016.
(2)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 1, 2016.
(3)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of November 9, 2015. In connection with Mr. Presley’s resignation as President and Chief Executive Officer in November 2016, one-third of this grant (50,000) vested, with the remaining two-thirds (100,000) expiring immediately upon his resignation.
(4)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of November 3, 2016.
(5)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 10, 2015.
(6)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of November 17, 2011.

(7)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2013.
(8)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2014.
(9)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2015.
(10)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of July 29, 2013.

Option Exercises and Stock Vested for 2016

The following table provides information concerning the exercises of stock options and the vesting of restricted stock during the fiscal year 2016 on an aggregated basis for each of our named executive officers:

Option Exercises and Stock Vested for Fiscal Year-End 2016

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis R. Knowles	—	—	—	—
John M. Presley	—	—	—	—
Martin D. Agard	—	—	—	—
Gregory A. Whirley, Jr.	—	—	1,458	23,153
Carl R. Daniels	—	—	5,330	80,917
Sandra C. Whitehouse	—	—	2,949	45,156
Marco Q. Pescara	—	—	2,161	31,020

Potential Payments Upon Termination or Change of Control

We have agreed to provide payments or other benefits to our named executive officers under certain scenarios related to a termination of employment. This section describes those payments and benefits and events that trigger them.

Dennis R. Knowles.  Under Mr. Knowles’ offer letter agreement, as amended, if he is terminated “without cause” (as defined in his agreement) within 18 months of his hire date, he will receive severance compensation of 52 weeks’ salary. If Mr. Knowles’ employment had been terminated “without cause” as of December 31, 2016, this amount would have been $636,352, which includes certain group health insurance benefits pursuant to the terms of COBRA.

John M. Presley.  In connection with Mr. Presley’s resignation as president and Chief Executive Officer effective as of November 9, 2016, and pursuant to the terms of his employment agreement and a general release associated with his termination, Mr. Presley received $740,515 in severance payments, which includes certain group health insurance benefits pursuant to the terms of COBRA, and $34,247 in accrued but unused paid time off.

Mr. Presley’s employment agreement provided for certain benefits in connection with the termination of his employment with the Company in November 2016. Under his employment agreement, Mr. Presley received the following, following his execution of the general release agreement:

•	his salary earned through the date of termination and accrued but unused paid time off;
•	twelve months of his current base salary; and
•	the continuation of such benefits as specified by federal laws or laws of the Commonwealth of Virginia, including continuation of group health insurance benefits pursuant to the terms of COBRA.

Martin D. Agard.  Under Mr. Agard’s offer letter agreement, if he is terminated “without cause” within 18 months of his hire date, he will receive severance compensation of 52 weeks’ salary. If Mr. Agard’s employment had been terminated without cause as of December 31, 2016, this amount would have been $445,716, which includes certain group health insurance benefits pursuant to the terms of COBRA.

Gregory A. Whirley, Jr.  Under Mr. Whirley’s offer letter agreement, if he is terminated without “cause” (as defined in his agreement) or resigns with “good reason” (as defined in his agreement), he would be entitled to salary continuation in the amount equivalent to his base salary in effect as of his termination date for 52 weeks, subject to standard payroll deductions and withholdings. If within six months following a change of control (as defined in his agreement), Mr. Whirley’s employment is terminated by the Company without “cause” or he resigns with “good reason”, and he executes a release of claims, then he will be entitled to a lump sum severance payment equal to twelve (12) months of his base salary in effect as of his termination date, subject to standard payroll deductions and withholdings. If Mr. Whirley’s employment had been terminated without “cause” or he had resigned with “good reason” as of December 31, 2016, whether or not related to a change of control, this amount would have been $318,000.

Carl R. Daniels.  In 2015, Mr. Daniels executed a severance benefit agreement, which entitles him to (i) 52 weeks of pay at his regular base rate at the time of such termination provided that he is terminated “without cause” (as defined in the severance benefit agreement) and (ii) if Mr. Daniels elects to continue health and dental insurance through COBRA continuation coverage, the Company agrees to pay, for a period of up to 52 weeks, a portion of the premium cost such that Mr. Daniels’ premium payment does not exceed what he would otherwise have paid if he were employed by the Company at the time of each such payment. If Mr. Daniels’ employment had been terminated without “cause” as of December 31, 2016, whether or not related to a change of control, this amount would have been $340,738, which includes certain group health insurance benefits pursuant to the terms of COBRA.

Sandra C. Whitehouse.  In connection with Ms. Whitehouse’s resignation as Chief Human Resources Officer effective as of April 1, 2017, and pursuant to the terms of her employment agreement and a general release associated with her resignation, Ms. Whitehouse will receive severance compensation in the amount of $347,943.

Marco Q. Pescara.  Under Mr. Pescara’s offer letter agreement, if he is terminated other than for “cause” (as defined in his agreement), he would be entitled to receive a severance payment equal to one year’s base salary and bonus. If Mr. Pescara’s employment had been terminated other than for “cause” as of December 31, 2016, this amount would have been $693,805.

In addition to the payments and benefits described above, the agreements pursuant to which equity awards have been granted to the named executive officers contain provisions for accelerated vesting (i) upon a change in control of the Company or (ii) upon a change in control of the Company and the termination of the named executive officer’s employment with the Company (or any related company) for “good reason” or such termination is not a “termination for cause”, depending on the award agreement applicable to a particular equity award. The following table shows the value, as of the end of the 2016 fiscal year, to our named executive officers of unvested stock awards where the vesting would accelerate upon a change in control:

Name	Unvested Stock Options at 12/31/2016(1) (#)	Exercise Price of Unvested Stock Options ($)	Unvested Stock Awards at 12/31/2016(1) (#)	Total Value of Stock Options or Award that may Accelerate Upon Change in Control ($)(2)
Dennis R. Knowles	100,000	12.01	—	373,000
	52,287	15.31	—	22,483
John M. Presley	—	—	—	—
Martin D. Agard	70,000	15.02	—	50,400
	—	—	11,651	183,387
Gregory A. Whirley Jr.	28,032	12.86	—	80,732
	12,500	12.01	—	46,625
	—	—	10,618	167,127
Carl R. Daniels	14,583	12.01	—	54,395
	—	—	18,115	285,130
Sandra C. Whitehouse	12,500	12.01	—	46,625
	—	—	12,385	194,940
Marco Q. Pescara	28,032	12.86	—	80,732
	—	—	5,828	91,733

(1)	Upon change in control, 100% of the unvested options or awards vest. In connection with Mr. Presley’s resignation as President and Chief Executive Officer effective as of November 9, 2016, he received 33%, or 50,000 options, as of December 31, 2016, and the remaining shares, or 100,000 options, expired immediately.
(2)	Represents the value of unvested stock options and awards based on the closing price of our common stock on December 31, 2016 which was $15.74.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2016, with respect to compensation plans under which shares of our common stock are authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted-average Exercise Price of Outstanding Options and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders
2004 Stock Option and Grant Plan(1)(2)	—		—		—
2006 Equity Plan for Non-Employee Directors(1)(3)	—		—		—
2007 Equity Compensation Plan(1)(4)	58,387	(5)	21.24	(6)	—
Amended and Restated 2011 Equity Compensation Plan(1)(7)	908,514	(8)	24.03	(6)	1,148,106
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	966,901		30.52	(6)	1,148,106

(1)	In 2016, the Board adopted, and the stockholders approved the Amended and Restated 2011 Equity Compensation Plan to amend and restate the 2011 Equity Compensation Plan (the “2011 Plan”). In 2011, the Board adopted, and the stockholders approved, the 2011 Plan to succeed the 2007 Equity Compensation Plan. In 2007, the Board adopted, and the stockholders approved, the 2007 Equity Compensation Plan to succeed the 2004 Stock Option and Grant Plan and the 2006 Equity Plan for Non-Employee Directors. As a result, no further awards will be granted under the 2004 Stock Option and Grant Plan, the 2006 Equity Plan for Non-Employee Directors or the 2007 Equity Compensation Plan.
(2)	The 2004 Stock Option and Grant Plan, which we refer to as the 2004 Plan, permitted the grant of incentive and non-qualified stock options and restricted and unrestricted stock awards to our officers, employees, consultants and other key persons (including prospective employees).
(3)	The 2006 Equity Plan for Non-Employee Directors, which we refer to as the 2006 Director Plan, permitted the grant of non-qualified stock options and restricted and unrestricted stock awards to our non-employee directors.
(4)	The 2007 Equity Compensation Plan, which we refer to as the 2007 Plan, permitted the grant of non-qualified and incentive stock options and other stock-based awards to our employees, non-employee directors and other service providers.
(5)	Includes stock options to purchase 35,554 shares and 22,833 unvested shares of restricted stock.
(6)	Weighted average exercise price of outstanding options; excludes restricted stock awards.
(7)	The Amended and Restated 2011 Equity Compensation Plan, which we refer to as the Amended 2011 Plan, permits the grant of non-qualified and incentive stock options and other stock-based awards, including, without limitation, restricted stock, restricted stock units, unrestricted stock awards and stock appreciation rights, to our employees, non-employee directors and other service providers. Award grants may be made with the intention of qualifying under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The Amended 2011 Plan is administered by our Compensation Committee. There are 6,050,000 shares of our common stock authorized for issuance, subject to adjustment and reduced by (i) any shares that have been issued under the 2007 Plan and the 2011 Plan, and (ii) any shares that are subject to outstanding awards under the 2007 Plan and the 2011 Plan that have not been forfeited or cancelled. The maximum aggregate number of shares of Common Stock that may be issued under the Amended 2011 Plan is 750,000 shares of Common Stock, plus the number of shares of Common Stock available for grant under the 2011 Plan immediately prior to the Amended 2011 Plan’s approval.
(8)	Includes stock options to purchase 828,728 shares and 79,786 unvested shares of restricted stock.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

The Board, at the recommendation of the Nominating and Corporate Governance Committee, approves the compensation of our non-employee directors. Directors who are our employees do not receive compensation for their service on the Board or any Board committee. In connection with the Compensation Committee’s engagement of PM for services in 2016, PM also performed an analysis of the compensation for our non-employee directors for the Nominating and Corporate Governance Committee. Taking into consideration the analysis prepared by PM, the Nominating and Corporate Governance Committee recommended, and the Board approved, adjustments to the compensation for our non-employee directors in March 2017, with such adjustments to become effective in May 2017 in conjunction with the Annual Meeting. The following table sets forth the compensation for our non-employee directors in 2016, as well as the compensation structure that will become effective in May 2017.

Element of Compensation	2017 Compensation Amount(1)	2016 Compensation Amount
Annual retainer	$120,000	$110,000
Board Chair additional retainer	$100,000	$75,000
Audit Committee Chair additional retainer	$20,000	$15,000
Compensation Committee Chair additional retainer	$10,000	$7,500
Compliance and Regulatory Affairs Committee Chair additional retainer	$15,000	$10,000
Nominating and Corporate Governance Committee Chair additional retainer	$10,000	$5,000
Audit Committee member additional retainer	$10,000	$7,500
Compensation Committee member additional retainer	$7,500	$3,750
Compliance and Regulatory Affairs Committee member additional retainer	$10,000	$5,000
Nominating and Corporate Governance Committee member additional retainer	$5,000	$2,500

(1)	For 2017, non-employee directors will receive 50% of the annual retainer in cash and 50% of the annual retainer in shares of restricted stock. In addition, the chairperson will receive 50% of the additional chair retainer in cash and 50% of the additional chair retainer in shares of restricted stock. Committee retainers will be paid in cash. The cash component of the retainers will be paid quarterly in arrears. The shares of restricted stock will vest at the next annual stockholders’ meeting, provided, however, if a director leaves the Board for any reason, a pro rata portion of the shares of restricted stock will vest as of the date of termination from the Board. Any fractional shares will be paid in cash. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending our board and committee meetings.

2016 Non-Employee Director Compensation

In 2016, our non-employee directors elected to have the retainers paid in restricted stock. The restricted stock was granted on the date of the 2016 Annual Meeting and it vests on the date of the 2017 Annual Meeting. In calculating the number of shares of restricted stock reflecting the value of the retainers for our non-employee directors, we used the closing price of our common stock on the date of the grant. Directors were reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. Furthermore, our equity award agreements for our directors contain clawback provisions that are intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder.

In addition to the compensation received by our non-employee directors for service on the Board or any standing Board committee, certain non-employee directors also received compensation in 2016 for service on the Special Committee and/or the Demand Review Committee, which were formed in 2015, with such compensation set by the Board. The compensation for such service is described in more detail below.

During 2016, Ms. Taylor served as the chairperson of the Special Committee and the Demand Review Committee. The other members of the Special Committee and Demand Review Committee were Messrs. Roper and Wade. The compensation to be paid to Ms. Taylor for serving as the chairperson of the Special Committee and the Demand Review Committee during 2016 was a monthly payment of $20,000. The compensation for the other members of the Special Committee for 2016 was $1,000 per meeting and $1,000 per day during which such member spent a meaningful portion of the day on the business of the Special Committee. Other members of the Board who assisted the Special Committee but were not members of the Special Committee also received compensation in the form of $1,000 per day during which the director spent a meaningful portion of his day on the business of the Special Committee. Members of the Demand Review Committee, other than Ms. Taylor, received $1,000 per meeting and $1,000 per day during which such member spent a meaningful portion of his day on the business of the Demand Review Committee.

Such compensation in connection with the Special Committee and the Demand Review Committee was in the form of cash payments, with such payments subject to the Deferral Plan to the extent such member of the Special Committee or Demand Review Committee, as applicable, elected to participate in the Deferral Plan.

The following table sets forth compensation earned by our directors who are not named executive officers in the fiscal year ended December 31, 2016:

Director Compensation in Fiscal 2016

Name	Stock Awards(1) ($)	Other Compensation(2) ($)	Total ($)
Macon F. Brock, Jr.(3)	—	—	—
W. Stephen Cannon(4)	127,497	18,082	145,579
Douglas T. Moore(5)	120,000	—	120,000
Peter B. Robinson(6)	118,738	—	118,738
Martin F. Roper(7)	165,972	—	165,972
Thomas D. Sullivan	—	371,592	371,592
Nancy M. Taylor(8)	371,235	60,000	431,235
Jimmie L. Wade(9)	161,480	7,000	168,480

(1)	The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Stock awards granted on May 23, 2016 had a grant date fair value of $11.90 per share. The amounts in this column also include amounts earned in connection with services provided while working on the Special Committee and/or the Demand Review Committee, as applicable, that were deferred under the Deferral Plan. Stock awards granted on May 13, 2016, August 1, 2016, November 3, 2016 and February 24, 2017 in connection with such service had grant date fair values of $11.34, $15.31, $15.02 and $17.39, respectively, per share. For a discussion of the assumptions relating to these valuations, see Note 7 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 21, 2017.
(2)	Other compensation for Mr. Cannon includes $18,082 in cash in connection with his service on the Board between March 2016 and the 2016 Annual Meeting held in May 2016. Other compensation for Mr. Sullivan includes base salary of $350,309, group health plan contributions and life insurance premiums of $10,976 and matching contributions to our 401(k) plan of $10,307. Other compensation for Ms. Taylor includes $60,000 in cash in connection with her service on the Special Committee and/or Demand Review Committee, as applicable. Other compensation for Mr. Wade includes $7,000 in cash in connection with his service on the Special Committee and/or Demand Review Committee, as applicable.
(3)	As disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders, Mr. Brock was not nominated for re-election at the 2016 Annual Meeting of Stockholders consistent with the requirements of the Company’s Corporate Governance Guidelines, which provided that a director will be expected not to stand for re-election after reaching the age of 70, and will retire from the Board when his term expires at the relevant annual meeting. Because Mr. Brock did not serve as a director subsequent to the 2016 Annual Meeting of Stockholders, he did not receive any awards when Board members received their annual grant on May 23, 2016.
(4)	Stock awards include 10,714 shares of restricted stock that were outstanding as of December 31, 2016.
(5)	Stock awards include 10,084 shares of restricted stock that were outstanding as of December 31, 2016. In addition, in 2006, Mr. Moore received an aggregate of 2,082 shares of common stock upon the net exercise of options for 4,089 shares of common stock originally granted in July 2006 at an exercise price of $7.58 per share.
(6)	Stock awards include 9,978 shares of restricted stock that were outstanding as of December 31, 2016.
(7)	Stock awards include 10,504 shares of restricted stock that were outstanding as of December 31, 2016. This amount includes (i) $124,998 of restricted stock awarded in connection with his service on the Board and applicable standing committees and (ii) $40,974 of deferred stock units under the Deferral Plan in connection with his service on the Special Committee and/or Demand Review Committee, as applicable. In addition, in 2016, Mr. Roper received an aggregate of 26,385 shares of common stock upon the cash exercise of options originally granted in July 2006 at an exercise price of $7.58 per share.
(8)	Stock awards include 16,071 shares of restricted stock that were outstanding as of December 31, 2016. This amount includes (i) $191,245 of restricted stock awarded in connection with her service on the Board and applicable standing committees and (ii) $179,990 of deferred stock units under the Deferral Plan in connection with her service on the Special Committee and/or Demand Review Committee, as applicable.
(9)	Stock awards include 10,714 shares of restricted stock that were outstanding as of December 31, 2016. This amount includes (i) $127,497 of restricted stock awarded in connection with his service on the Board and applicable standing committees and (ii) $33,983 of deferred stock units under the Deferral Plan in connection with his service on the Special Committee and/or Demand Review Committee, as applicable.

Outside Directors Deferral Plan

On November 21, 2008, the Board adopted the Deferral Plan under which each of our non-employee directors has the opportunity to defer receipt of all or a portion of his or her fees until such director’s departure from the Board. In so doing, the Board intended to provide an incentive to the non-employee directors to own shares of our common stock, thereby aligning their interests more closely with the interests of our stockholders. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year.

Under the Deferral Plan, a non-employee director may elect to defer up to 100% of his or her compensation in 25% increments and have such compensation invested in deferred stock units. Deferred stock units attributable to the deferral of cash compensation are credited as of the day on which such compensation is otherwise payable in accordance with our then applicable director compensation policies (the “Payment Date”), and the number of deferred stock units is determined by dividing the deferred compensation payable on the Payment Date by the closing price of our common stock as of the Payment Date with partial shares being disregarded. Deferred stock units credited with respect to restricted stock awards are determined using the closing price as of the grant date of the award of such shares of common stock. Deferred stock units must be settled in common stock upon the director’s departure from the Board. There were an aggregate of 131,506 deferred stock units outstanding at December 31, 2016.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and the shares of common stock owned by each director, by each named executive officer, and all of our directors and executive officers as a group as of March 27, 2017. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10022	3,554,085	12.5%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	2,440,172	8.6%
The Vanguard Group(5) 100 Vanguard Boulevard Malvern, PA 19355	2,170,654	7.6%
Directors and Executive Officers
Martin D. Agard	11,651	*
W. Stephen Cannon(6)	10,714	*
Carl R. Daniels(7)	67,079	*
Mark Gronemeyer	6,140	*
Dennis R. Knowles(8)	25,000	*
Douglas T. Moore(9)	20,882	*
Marco Q. Pescara(10)	53,778	*
John M. Presley	50,989	*
Peter B. Robinson(11)	28,676	*
Martin F. Roper(12)	80,510	*
Susan Starnes	6,657	*
Nancy M. Taylor(13)	44,471	*
Chris Thomsen	8,322	*
Jimmie L. Wade(14)	30,934	*
Gregory A. Whirley, Jr(15)	27,062	*
Sandra C. Whitehouse(16)	31,075	*
Jill Witter	28,530	*
All executive officers and directors as a group (17 persons)	532,470	1.9%

*	Represents beneficial ownership of less than 1%.
(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.

(2)	Based on 28,382,827 shares of the Company’s common stock outstanding as of March 27, 2017. In accordance with SEC rules, percent of class as of March 27, 2017 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)	According to a Schedule 13G/A filed with the SEC on January 12, 2017, BlackRock, Inc., through certain of its subsidiaries, has sole power to vote or direct the vote of 3,489,555 shares and sole power to dispose or to direct the disposition of 3,554,085 shares of the Company’s common stock. Relevant subsidiaries of BlackRock, Inc. that are persons described in Rule 13d-1(b) include: (i) BlackRock (Netherlands) B.V., (ii) BlackRock Advisors, LLC; (iii) BlackRock Asset Management Canada Limited; (iv) BlackRock Asset Management Ireland Limited; (v) BlackRock Asset Management Schweiz AG; (vi) BlackRock Financial Management, Inc., (vii) BlackRock Fund Advisors; (viii) BlackRock Institutional Trust Company, N.A; (ix) BlackRock Investment Management (Australia) Limited; (x) BlackRock Investment Management (UK) Ltd; (xi) BlackRock Investment Management, LLC, and (xii) FutureAdvisor, Inc.
(4)	According to a Schedule 13G filed with the SEC on February 7, 2017 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., T. Rowe Price Associates, Inc. has beneficial ownership as to, and sole power to vote or to direct the vote of, 586,418 shares of the Company’s common stock, and has beneficial ownership as to, and sole power to dispose or to direct the disposition of, 2,440,172 shares of the Company’s common stock. T. Rowe Price Small-Cap Value Fund, Inc. has beneficial ownership of, and the sole power to vote or to direct the vote of, 1,847,854 shares of the Company’s common stock.
(5)	According to a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group (“Vanguard”), including through certain of its subsidiaries, has sole power to vote or direct the vote of 31,282 shares, sole power to dispose or to direct the disposition of 2,138,243 shares, shared power to vote or direct the vote of 2,532 shares, and shared power to dispose or to direct the disposition of 32,411 shares of the Company’s common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are subsidiaries of Vanguard and beneficially own 29,879 shares and 3,935 shares of the Company’s common stock, respectively.
(6)	Including 10,714 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(7)	Including 36,292 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(8)	Including 25,000 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(9)	Including 10,084 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(10)	Including 39,872 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(11)	Including 9,978 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(12)	Including 10,504 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(13)	Including 16,071 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(14)	Including 10,714 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(15)	Including 12,468 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(16)	Including 13,022 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities.

Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2016, and written representations of our directors and officers, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act, except for Macon F. Brock, Jr. who reported one transaction late on a Form 4 due to an administrative error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a formal written policy concerning related person transactions, a copy of which is available on our website. Under that policy, a related person transaction is a transaction, arrangement or relationship involving us, on the one hand, and (i) our director or executive officer, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. Related person transactions do not include (i) any employee benefit plan, policy, program, agreement or other arrangement that has been approved by the Board, the Compensation Committee or recommended by the Compensation Committee for approval by the Board, or (ii) any transaction (other than consulting or employment) in the ordinary course of business and/or in compliance with approved Company policy, if applicable, that does not involve an amount exceeding $100,000 in aggregate.

The Audit Committee evaluates each related person transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by the Board. At least annually, management will provide the Audit Committee with information pertaining to related person transactions. Related person transactions entered into, but not approved or ratified as required by the policy concerning related person transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Lease Arrangements

As of December 31, 2016, we leased our Toano finishing, distribution and headquarters facility, which includes a store location, a warehouse located in Tennessee and 29 of our other store locations from F9 Properties, LLC f/k/a ANO, LLC (“F9”), a company that is wholly owned by Mr. Sullivan. Subsequent to December 31, 2016, in connection with Mr. Sullivan’s resignation from the Board, Mr. Sullivan is no longer deemed to be a related person. The operating lease for our Toano facility has a base period that runs through December 31, 2019. Our store leases generally have five-year base periods and one or more five-year renewal periods. Our rent expense attributable to F9 was $3.4 million in 2016 and we expect a similar rent expense attributable to F9 in 2017.

We believe that the leases that we have signed to date with F9, which are described in more detail in Note 5 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 21, 2017, are on fair market terms. In 2016, any new leases or renewals of existing leases involving Mr. Sullivan or entities with which he is involved were handled in accordance with our related person transaction policy.

AUDITOR INFORMATION

Ernst & Young served as our independent registered public accounting firm for the years ended December 31, 2016 and 2015. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our independent registered public accounting firm for each of the last two fiscal years:

	2015	2016
Audit Fees	$1,832,685	$1,820,000
Audit-Related Fees	53,500	13,500
Tax Fees	163,250	220,000
Total Fees	$2,049,435	$2,053,500

Audit fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with the audits of our annual consolidated financial statements and our international subsidiaries, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with auditing standards.

Audit-Related fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with accounting consultations, principally related to SEC filing and reporting matters.

Tax fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services related to federal, state and international tax return preparation, tax planning services and consultations on tax matters.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young during 2015 and 2016 were pre-approved.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The Audit Committee reviews and discusses the following matters with management and our independent registered public accounting firm, Ernst & Young LLP:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.
•	Our disclosure controls and procedures, including internal control over financial reporting.
•	The independence of our registered public accounting firm.
•	Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee routinely meets with our internal auditors and independent registered public accounting firm, with and without management present.

The Audit Committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of our consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards set forth by the Public Company Accounting Oversight Board (“PCAOB”).

Management has the primary responsibility for the preparation of our 2016 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that our 2016 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In accordance with the requirements established by the PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent registered public accounting firm’s judgment about our internal controls and the quality of our accounting practices.

The Audit Committee has received from the independent auditors written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ independence, and has discussed with the independent auditors, the independent auditors’ independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE

Jimmie L. Wade, Chairperson
W. Stephen Cannon
Martin F. Roper

Dated: March 27, 2017

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017. We are asking the stockholders to ratify this selection. If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that you vote FOR the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and subsequent rules and regulations promulgated by the SEC require that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, we value the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as we deem appropriate. As noted above, we have elected to conduct this “say-on-pay” non-binding advisory vote annually. In 2011, the stockholders of the Company voted in favor of an annual say-on-pay vote and the Company elected to follow such advisory vote. As a result, we are including the non-binding advisory resolution approving the compensation of our named executive officers again in this Proxy Statement. We are also required, at least once every six years, to submit for stockholder approval a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding stockholder vote regarding the approval of the compensation of our named executive officers. Accordingly, we are submitting for shareowner approval a proposal regarding the “frequency” vote in Proposal Four in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As discussed in the Compensation Discussion and Analysis section above, we believe that the compensation structure for our named executive officers is appropriate, flexible and effective in attracting and retaining talented personnel. In our judgment, the compensation paid to our named executive officers includes a healthy balance between fixed and performance-based compensation as well as a blend between cash and equity components. Furthermore, we maintain that the compensation for our named executive officers is aligned with the interests of our stockholders through incentives based on increasing stockholder value. Finally, we believe that our compensation programs maintain an appropriate balance of risk and reward in relation to our business strategies and objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board and will not be construed as overruling a decision by the Compensation Committee, the Board or the Company. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends that you vote FOR the proposed resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL FOUR

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to the SEC’s rules, we include an advisory resolution subject to a non-binding stockholder vote to approve the compensation of our named executive officers in the proxy materials for a meeting of stockholders where executive compensation disclosure is required by the SEC rules. The approval of this resolution is included as Proposal Three in this Proxy Statement.

We request your vote to determine whether this non-binding advisory stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

We believe that a non-binding stockholder vote on executive compensation should occur every year. We believe that a one-year frequency provides the highest level of accountability and communication by enabling the non-binding stockholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of stockholders.

We believe that providing the vote only every two or three years may prevent stockholders from communicating in a meaningful and coherent manner. For example, we may not know whether the stockholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, it could be difficult to discern the implications of the stockholder vote. We will continue to evaluate the appropriate frequency for the stockholder advisory vote on executive compensation.

If the non-binding vote on executive compensation occurs every year, a resolution subject to the non-binding stockholder vote to approve the compensation of our named executive officers will be presented in the proxy materials for the 2018 Annual Meeting of Stockholders.

For the reasons stated above, the Board recommends a vote FOR a one-year frequency for the non-binding advisory stockholder vote to approve the compensation of our named executive officers. Note that stockholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides four choices with respect to this proposal: a one, two or three year frequency or stockholders may abstain from voting on the proposal.

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future compensation decisions, as it deems appropriate.

The Board of Directors recommends that you vote for a
ONE YEAR frequency for the non-binding advisory vote to
approve the compensation of our named executive officers.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2018 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at our principal executive offices in Toano, Virginia on or before December 13, 2017.

If a stockholder wishes to present a proposal at the 2017 Annual Meeting of Stockholders but not have it included in our proxy materials for that meeting, the proposal: (1) must be received by us no later than December 13, 2017, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under our Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in our Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the Annual Meeting other than the matters discussed herein. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of an Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for our most recent fiscal year, may be found on our website, www.lumberliquidators.com. In addition, we will provide each beneficial owner of our securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

VOTING PROXIES

The Board recommends an affirmative vote for each of the director nominees named in Proposal One, an affirmative vote on Proposals Two and Three, and “ONE YEAR” for the recommended frequency of advisory votes on compensation for our named executive officers as discussed in Proposal Four. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted “FOR” the director nominees named in Proposals One, “FOR” Proposals Two and Three, and “ONE YEAR” for the recommended frequency of advisory votes on compensation for our named executive officers as discussed in Proposal Four. Management is not aware of any matters other than those specified herein that will be presented at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the proxy holders will vote upon those matters in accordance with their best judgment.

LUMBER LIQUIDATORS HOLDINGS, INC.
ATTN: JILL WITTER
3000 JOHN DEERE RD
TOANO, VA 23168

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18162-P87536

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LUMBER LIQUIDATORS HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Dennis R. Knowles
02) David A. Levin
03) Martin F. Roper

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
3. Proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR a 1 YEAR frequency:

	1 Year	2 Years	3 Years	Abstain
4. Proposal to provide a non-binding advisory vote as to the frequency of the non-binding advisory stockholder vote to approve the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

2017 Annual Meeting

May 24, 2017, 10:00 a.m.

Hilton Garden Inn Williamsburg

1624 Richmond Road

Williamsburg, VA 23185

The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

E18163-P87536

LUMBER LIQUIDATORS HOLDINGS, INC.
Annual Meeting of Stockholders
May 24, 2017, 10:00 AM
This proxy is solicited by the Board of Directors

Proxy - Lumber Liquidators Holdings, Inc.
Notice of 2017 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for the Annual Meeting - May 24, 2017

Martin D. Agard and Jill Witter, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lumber Liquidators Holdings, Inc. to be held on May 24, 2017.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, and FOR a 1 YEAR frequency on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1